C:\WINDOWS\TEMP\1022184.DOC







                              THIRD
                       AMENDED AND RESTATED
                         CREDIT AGREEMENT


                            - Among -


                   GIBRALTAR STEEL CORPORATION

                               and

             GIBRALTAR STEEL CORPORATION OF NEW YORK



                             - And -


                    THE CHASE MANHATTAN BANK
                     as Administrative Agent


                             - And -


                  THE BANKS LISTED ON SCHEDULE 1







                              DATED:  As of September 29, 2000
                        TABLE OF CONTENTS

                                                               Page

ARTICLE I.    Definitions                                         1
              1.1   Definitions                                   1

ARTICLE II.   The Credit                                          8
              2.1   Revolving Credit                              8
              2.2   Letters of Credit                            10
              2.3   [Intentionally Omitted]                      11
              2.4   Interest                                     12
              2.5   Prepayment                                   13
              2.6   Use of Proceeds and Letters of Credit        14
              2.7   Special Provisions Governing LIBOR Loans -
                    Increased Costs                              14
              2.8   Required Termination and Repayment of LIBOR
                    Loans                                        15
              2.9   Taxes                                        16
              2.10  Unused Line Fee                              16
              2.11  Reduction                                    16
              2.12  Administrative Agent's Fee                   17
              2.13  Payments                                     17
              2.14  Sharing of Payments                          17

ARTICLE III.  Conditions to the Extension of Credit              18
              3.1   Conditions to Extension of Credit            18
                    3.1.a. Corporate Action                      18
                    3.1.b. Corporate Documents                   18
                    3.1.c. Notes                                 18
                    3.1.d. Guaranty                              18
                    3.1.e. Security Agreements                   19
                    3.1.f. Uniform Commercial Code Searches      19
                    3.1.g. Subsidiary Action                     19
                    3.1.h. Opinion                               19
                    3.1.i. Certificates                          19
                    3.1.j. Other Matters                         19
              3.2   Conditions to Subsequent Extensions of Credit20

ARTICLE IV.   Representations and Warranties                     20
              4.1   Good Standing and Authority                  20
              4.2   Valid and Binding Obligation                 20
              4.3   Good Title                                   20
              4.4   No Pending Litigation                        21
              4.5   No Consent or Filing                         21
              4.6   No Violations                                21
              4.7   Financial Statements                         21
              4.8   Tax Returns                                  22
              4.9   Federal Regulations                          22
              4.10  ERISA Matters                                22
              4.11  Subsidiaries                                 22
              4.12  Compliance                                   23
              4.13  Fiscal Year                                  23
              4.14  Default                                      23
              4.15  Indebtedness for Borrowed Money              23
              4.16  Securities                                   23
              4.17  Inventory Locations                          23
              4.18  Environmental Matters                        23

ARTICLE V.    Affirmative Covenants                              24
              5.1   Payments                                     24
              5.2   Future Financial Statements                  24
              5.3   Books and Records                            25
              5.4   Corporate Standing                           25
              5.5   Discharge of Obligations                     25
              5.6   Insurance                                    26
              5.7   Examinations                                 26
              5.8   Litigation                                   26
              5.9   Judgments                                    26
              5.10  Fair Labor Standards Act                     27
              5.11  Notice                                       27
              5.12  Environmental Compliance                     27

ARTICLE VI.   Negative Covenants                                 27
              6.1   Business Operations                          27
              6.2   Borrowed Money                               27
              6.3   Guaranties                                   28
              6.4   Liens                                        28
              6.5   Accumulated Funding Deficiency               28
              6.6   Compliance with Law                          28
              6.7   Expansions, Mergers, Acquisitions and Joint
                    Ventures                                     28
              6.8   Loans and Advances                           29
              6.9   Subsidiaries                                 29
              6.10  Dividends                                    29
              6.11  Voting Stock                                 29
              6.12  Sale of Assets                               29
              6.13  Lease Rentals                                29
              6.14  [Intentionally omitted]                      29
              6.15  Interest Coverage Ratio                      29
              6.16  Net Worth                                    30
              6.17  Funded Debt/EBITDA.                          30
              6.18  Current Ratio                                30

ARTICLE VII.  Default                                            30
              7.1   Events of Default                            30
              7.2   Effects of an Event of Default               33

ARTICLE VIII. Relationship of Chase and the Administrative Agent
              and the Banks                                      34
              8.1   Appointment and Authorization                34
              8.2   No Other Duties                              34
              8.3   Copies and Notice of Event of Default or
                    Default                                      34
              8.4   Certain Rights of Chase and the
                    Administrative Agent                         35
              8.5   Waiver of Liability of Administrative Agent  36
              8.6   Enforcement; Payments to Administrative Agent. 37
              8.7   Non-Reliance on Administrative Agent and
                    Other Banks                                  38
              8.8   Indemnification                              38
              8.9   Administrative Agent in Its Individual
                    Capacity                                     39
              8.10  Successor Administrative Agent               39
              8.11  Reclaimed Payments; Other Actions            39
              8.12  Benefit of Article VIII                      40

ARTICLE IX.   Indemnification - Costs and Expenses               40
              9.1   Indemnification                              40
              9.2   Expenses                                     40

ARTICLE X.    Miscellaneous                                      41
              10.1  Amendments and Waivers                       41
              10.2  Delays and Omissions                         41
              10.3  Participations and Assignments               41
              10.4  Successors and Assigns                       42
              10.5  Notices                                      42
              10.6  Governing Law                                43
              10.7  Counterparts                                 43
              10.8  Titles                                       43
              10.9  Inconsistent Provisions                      43
              10.10 JURY TRIAL WAIVER                            43
              10.11 CONSENT TO JURISDICTION                      43


EXHIBIT A     Compliance Certificate - Financial Covenants
EXHIBIT B     Compliance Certificate - General
EXHIBIT C     Revolving Note

Schedule 1    List of Banks
Schedule 3.1.d      Subsidiaries Required to Execute Guaranties
Schedule 4.11 Subsidiaries
Schedule 4.15/6.2   Permitted Borrowing
Schedule 4.18 Environmental Matters
Schedule 6.4  Permitted Encumbrances

          AGREEMENT, dated as of September 29, 2000 among GIBRALTAR STEEL CORPORATION, a Delaware corporation ("Company"); GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation ("Borrower"); the financial institutions listed on Schedule 1 hereto as amended from time to time (collectively, "Banks", and each individually, "Bank"); and THE CHASE MANHATTAN BANK, as Administrative Agent for the Banks.

                            WITNESSETH

                    ARTICLE I.    Definitions

          1.1   Definitions.   As used in this Agreement,  unless
otherwise specified, the following terms shall have the following respective meanings:

          "Administrative Agent" - The Chase Manhattan Bank in its capacity as administrative agent or such other bank as shall have subsequently been appointed and accepted as successor to Administrative Agent pursuant to Section 8.10.

          "Administrative Agent's Office" - The office of the Administrative Agent at 2300 Main Place Tower, Buffalo, New York 14202, or such other office of the Administrative Agent as it shall specify by a notice in writing to the Borrower, the Company and the Banks.

          "Advance", or collectively, "Advances" - "Advance", or collectively "Advances", as defined in Section 2.1(a) of this Agreement.

          "Affiliate" - Any (a) Person who now or hereafter has Control of or is now or hereafter under common Control with, the Company or any Subsidiary or over whom or over which the Company or any Subsidiary now or hereafter has Control, (b) any Person who is now or hereafter related by blood, by adoption or by marriage to any such Person or now or hereafter resides in the same home as any Person referred to in clause (a) of this sentence, (c) any Person who is now or hereafter an officer of the Company or of any Subsidiary or (d) any Person who is now or hereafter related by blood, by adoption or by marriage to any Person referred to in clause (c) of this sentence or now or hereafter resides in the same home as any such Person or over whom or over which any such Person now or hereafter has Control.

          "Bank" and "Banks" - "Bank" and "Banks" as defined in the preamble of this Agreement, and such other entities as may from time to time be added by the Administrative Agent as banks under and as parties to this Agreement.

          "Base Rate" - The higher of (i) the Federal Funds Rate, plus 2 of 1%, or (ii) the Prime Rate.

          "Base Rate Loan" - That portion of Advances from time to time unpaid evidenced by the Revolving Note and bearing interest at the Base Rate as specified in Section 2.4.

          "Borrower" - "Borrower" as defined in the preamble of this Agreement.

          "Business Day" - (a) For all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close and (b) with respect to all notices and determinations in connection with LIBOR, any date which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

          "Capital Expenditure" - The dollar amount of gross expenditures (including obligations under capital leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred for any period.

          "Cash Flow" - For any period, the sum of (i) Earnings before Interest and Taxes, plus (ii) depreciation and amortization expenses and all other non-cash charges which were deducted in determining Earnings before Interest and Taxes.

          "Chase" - The Chase Manhattan Bank and its successors and assigns.

          "Code" - The Internal Revenue Code of 1986, as amended from time to time.

          "Collateral Documents" - Collectively, the Guaranties and the Security Agreements.

          "Commitment"    -   "Commitment"    as    defined    in
Section   2.1(a)   of   this  Agreement  and  collectively,   the
"Commitments".

          "Commonly Controlled Entity" - An entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

          "Company" - "Company" as defined in the preamble of this Agreement.

          "Compliance Certificate - Financial Covenants" - A certificate from the President or an appropriate financial officer of the Borrower and the Company or from the independent certified public accountants for the Borrower and the Company, as the case may be, in the form of Exhibit A setting forth the computations, ratios and calculations evidencing compliance with, the financial covenants contained within Article VI of this Agreement.

          "Compliance Certificate - General" - A certificate from the President or an appropriate financial officer of the Borrower and the Company in the form of Exhibit B annexed hereto certifying that (i) the Borrower, the Company and its
Subsidiaries have complied with and are in compliance with all the terms, covenants and conditions of this Agreement which are binding upon them; (ii) there exists no Default nor Event of Default, or if this is not the case, that one or more specified Defaults or Events of Default have occurred, together with a description of the action taken or to be taken by the Borrower and/or the Company to cure the same; and (iii) the representations and warranties contained in this Agreement are true with the same effect as though made on the date of the certificate.

          "Consolidated" or "Company on a Consolidated basis" - The consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Company=s Consolidated audited financial statements.

          "Control" - (i) The power to vote 5% or more of the outstanding shares of any class of stock of a Person which is a corporation, (ii) the beneficial ownership of 5% or more of the outstanding shares of any class of stock of a Person which is a corporation or (iii) the power to direct or cause the direction of the management and policies of a Person which is not a corporation, whether by ownership of any stock or other ownership interest, by agreement or otherwise, in each case by or on behalf of a single Person or group of Persons acting as a group for the purposes of filing Form 13-D with the Securities and Exchange Commission.

          "Conversion Date" - The first day of a LIBOR Period with respect to any LIBOR Loan.

          "Credit"  -  All  extensions of  credit  set  forth  in
Article II of this Agreement, whether in the form of Advances, Swingloans or Letters of Credit.

          "Credit Pricing Agreement" - The Third Amended Credit Pricing Agreement dated July 17, 2000 among the Company, the Borrower, the Banks and the Administrative Agent setting forth the pricing with respect to the Revolving Credit, as such agreement may be amended, replaced or restated from time to time.

          "Current Assets" - All assets treated as current assets in accordance with GAAP, excluding, however, from the determination of current assets: prepaid expenses, assets located outside the United States and loans to Subsidiaries and Affiliates.

          "Current Liabilities" - Those liabilities classified as current in accordance with GAAP with adequate provisions for all accrued liabilities, including, without limitation, all federal and state taxes, except those taxes classified as deferred in accordance with GAAP.

          "Default" - Any event or occurrence which with the giving of notice or passage of time or both constitutes an Event of Default.

          "Earnings before Interest and Taxes" - For any period, the income of an entity for such period prior to the deduction of any provisions for income taxes, reserves (including reserves for deferred income taxes) and interest payable on Indebtedness, determined in accordance with GAAP.

          "Environment" - Any water or water vapor; any land including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

          "Environmental Laws" - All federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          "Environmental Permits" - All permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of any such property.

          "ERISA" - The Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" - An "Event of Default" as defined in Section 7.1 of this Agreement.

          "Expansion"  -  The  formation  by  the  Company,   the
Borrower or any Subsidiary of an entity which is a Subsidiary or an Affiliate.

          "Federal Funds Rate" - For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the preceding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such date on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "GAAP" - As of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the relevant periods and from period to period.

          "Guarantor      Subsidiary(ies)"      -      "Guarantor
Subsidiary(ies) as defined in Section 3.1.d of this Agreement.

          "Guaranty(ies)" - The guaranty executed and delivered by the Company and each Subsidiary, other than the Borrower, and described in Section 3.1.d or Section 6.9 of this Agreement.

          "Hazardous Substance" - Without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended, (15 U.S.C. Sections 2601, et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder.

          "Indebtedness" - At a particular date, without duplication, (a) all indebtedness of a Person for borrowed money or for the deferred purchase price of property, whether short term or long term, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person, and
(c) lease obligations of such Person which, in accordance with GAAP, should be capitalized; provided, in no event shall Indebtedness include any guaranties or other contingent obligations.

          "Letter of Credit" - An irrevocable commercial or standby letter of credit issued by Chase on behalf of the Banks pursuant to this Agreement upon application by the Borrower.

          "LIBOR" - The rate per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to (a) the rate quoted at approximately 11:00 a.m. (London time) by the principal London branch of the Administrative Agent on a LIBOR Interest Determination Date for the offering to leading banks in the London interbank market of U.S. Dollar deposits in immediately available funds for the applicable LIBOR Period, and in an amount equal to the applicable LIBOR Loan; plus (b) the LIBOR Increment.

          "LIBOR (Reserve Adjusted)" - Relative to any Advance to be made, continued or maintained as, or converted into, a LIBOR Loan for any LIBOR Period, a rate per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) determined pursuant to the following formula:

     LIBOR               =                LIBOR
     (Reserve Adjusted)       1.00 - LIBOR Reserve Percentage

          "LIBOR  Increment"  -  The  percentage  calculated   in
accordance with Section 2.4(b) of this Agreement which is utilized in determining LIBOR.

          "LIBOR  Interest Determination Date" - means a Business
Day which is two (2) Business Days prior to the commencement of each LIBOR Period during which the LIBOR (Reserve Adjusted) rate will be applicable.

          "LIBOR Lending Office" - The office of each Bank designated as such below its name on Schedule 1 hereto or such other office of such Bank (as designated from time to time by notice from such Bank to the Borrower and Administrative Agent), whether or not outside the United States, which shall be making or maintaining LIBOR Loans of such Bank hereunder.

          "LIBOR Loan" - That portion of Advances from time to time unpaid and bearing interest at LIBOR (Reserve Adjusted) as specified in Section 2.4.

          "LIBOR Period" - means the 30, 60, 90 or 180 day period selected by the Borrower pursuant to Section 2.4 of the Credit
Agreement on which the LIBOR (Reserve Adjusted) is to be quoted.

          "LIBOR Reserve Percentage" - For any Bank for any LIBOR Period, the percentage (expressed as a decimal) applicable at the time LIBOR for such LIBOR Period is determined, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Bank in respect of assets or liabilities consisting of and including "Eurocurrency Liabilities," as defined in Regulation D of such Board, having a term approximately equal or comparable to such LIBOR Period.

          "Lien" - Any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Majority Banks" - The Banks representing sixty-six percent (66%) of the Commitments from time to time in effect.

          "Maximum Revolving Credit Commitment" - The total aggregate amount of the Commitments of all Banks as set forth on
Schedule 1 hereto, provided that the total aggregate amount thereof shall not exceed $310,000,000.00."

          "Multiemployer Plan" - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Worth" - At a particular date, all amounts which would be included under shareholders' equity on a balance sheet of an entity, determined in accordance with GAAP.

          "Note" - Any Revolving Note.

          "Permitted Encumbrances" - as listed on Schedule 6.4 of this Agreement.

          "Percentage" - The percentage set forth opposite the name of each Bank on Schedule 1 hereof.

          "Person" - Any individual, corporation, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

          "Plan" - Any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Company, the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          "Prime Rate" - The prime commercial lending rate of interest publicly announced by the Administrative Agent from time to time at its head office. The Prime Rate may or may not be the most favorable rate charged by the Administrative Agent to its customers from time to time.

          "Rate Option" - The choice of applicable interest rates and LIBOR Periods offered to the Borrower pursuant to Section 2.4 of this Agreement.

          "Release" - The same meaning as given to that  term  in
the   Comprehensive  Environmental  Response,  Compensation   and
Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), and the regulations promulgated thereunder.

          "Reportable Event" - Any event with regard to a Plan described in Section 4043(b) of ERISA or in regulations issued thereunder.

          "Revolving Credit" - The "Revolving Credit" as defined in Section 2.1(a) of this Agreement.

          "Revolving Note" - Collectively, the promissory notes of Borrower in the form of Exhibit C evidencing Borrower's promise to repay Advances under the Revolving Credit, and any renewals, replacements or extensions thereof.

          "Security Agreements" - Security Agreements as defined in Section 3.1(e) of this Agreement or as described in Section
6.9 of this Agreement.

          "Security Interests" - Security Interest as defined  in
Section 3.1(e) of this Agreement.

          "Subordinated Debt" - Indebtedness of the Company or any Subsidiary which is subordinated, in form and content satisfactory to the Administrative Agent with the agreement of the Majority Banks, to any and all Indebtedness owing to any of the Banks or Administrative Agent whether arising out of this Agreement or otherwise.

          "Subsidiary" - Any corporation of which at least 50% of
the voting stock or any other entity of which at least 50% of the
ownership   interests  is  owned  by  the  Company  directly   or
indirectly through one or more Subsidiaries.

          "Swingloan",    or   collectively,    "Swingloans"    -
"Swingloan", or collectively, "Swingloans", as defined in Section
2.1 (c) of this Agreement.

          "Termination Date" - The maturity date of the Credit, which shall be April 1, 2003 and may be shortened in accordance with Section 2.11 or 7.2 hereof.
          "Total Liabilities" - At a particular date, the sum, without duplication, of (a) all amounts which would be included as liabilities on a balance sheet of an entity at such date, determined in accordance with GAAP and (b) any Indebtedness of such entity.

          1.2 Accounting Terms. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistent with those applied in the preparation of the audited Consolidated financial statements of the Company and its Subsidiaries referred to in this Agreement. Capitalized words not otherwise defined in this Agreement shall have the meanings set forth in the New York Uniform Commercial Code as in effect on the date of this Agreement.

                     ARTICLE II.   The Credit

          2.1  Revolving Credit.

               (a) Advances. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, and provided that there has been no material adverse change in the financial condition of the Borrower or the Company, and provided there is no Event of Default hereunder, each Bank, severally and for itself alone, agrees that it will, from time to time during the period commencing on the date the conditions specified in Section
3.1   are  satisfied  through  the  Business  Day  preceding  the
Termination Date, make one or more Advances ("Advance" or collectively "Advances") to the Borrower equal to its Percentage of the aggregate amount of Advances requested by Borrower from all Banks up to the dollar amount set forth opposite the name of each Bank on Schedule 1 hereto (which amount, with respect to each Bank, shall be called its "Commitment"); provided, however, no Bank shall be required or permitted to make any Advance or participate in any Letter of Credit if, after giving effect thereto, the aggregate outstanding principal amount of all
Advances and the aggregate face amount of Letters of Credit issued ("Revolving Credit") would exceed the Maximum Revolving Credit Commitment at any one time outstanding. Subject to
Section 2.5 hereof, the Advances may be repaid and reborrowed in accordance with the provisions hereof; provided, however, no further Advances shall be made on or after the Termination Date, at which time the Revolving Credit shall be due and payable in full.

               (b) Method for Borrowing Advances. If and when the Borrower wishes the Banks to make Advances available, the Borrower shall notify the Administrative Agent not later than 12:00 noon (New York time) on the Business Day on which the
Advance is to be funded. The Borrower shall specify (i) the aggregate amount of the Advance to be made on a designated date, which amount shall be at least $100,000.00 and (ii) the proposed date on which the Advance is to be funded, which shall be a Business Day. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each of the Banks thereof. Each Bank shall make an amount equal to such Bank's Percentage of the requested Advance available to the Administrative Agent for the account of the Borrower at the Administrative Agent's Office not later than 1:00 p.m. (New York time) on the designated date of the Advance, in immediately available funds. As early as practically possible, but not later than 3:00 p.m. (New York time) on the date on which the Advance is to be made and upon fulfillment of the conditions set forth in
Article III of this Agreement, the Administrative Agent will make the proceeds of such Advance which it received from the Banks available to the Borrower.
               Neither the Administrative Agent nor any Bank shall incur any liability to the Borrower in acting upon any notice referred to above or subsection 2.1(c) by telephone which the Administrative Agent or such Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

               (c) Swingloans. Subject to the terms and conditions of this Agreement, relying upon the representations and warranties set forth in this Agreement, and so long as the aggregate outstanding principal amount of all Advances and the aggregate face amount of Letters of Credit issued are the Maximum Revolving Credit Commitment or less, Chase agrees to make to the Borrower one or more Swingloans ("Swingloan" or collectively
"Swingloans") as requested by the Borrower during the period commencing on the date the conditions specified in Section 3.1 are satisfied through the Business Day preceding the Termination Date in an amount which will not exceed Ten Million Dollars ($10,000,000.00) at any one time outstanding. At such time and for as long as the aggregate outstanding principal amount of all Advances and the aggregate face amount of Letters of Credit issued are more than the Maximum Revolving Credit Commitment, the Borrower will not request, and Chase will not make a Swingloan. The Banks other than Chase will not participate in nor be obligated to advance Swingloans. The obligation of Chase to make Swingloans shall automatically terminate on the date of any reduction in the Commitments in accordance with Section 2.11 or the cancellation of the Commitments pursuant to Section 7.2

               If and when the Borrower wishes Chase to make a Swingloan, the Borrower shall notify Chase not later than 12:00 noon (New York time) on the Business Day on which the Swingloan is to be made of the amount of the Swingloan desired, which amount shall be at least $50,000.00. Chase shall determine and advise the Borrower promptly thereafter of the per annum fixed rate option applicable to the Swingloan, which rate shall be the fluctuating interest rate per annum for each day on overnight Federal funds transactions with members of the Federal Reserve System, plus 150 basis points ("Fixed Rate"). The Borrower shall immediately notify Chase if the Swingloan is to bear interest at the Fixed Rate or the Prime Rate, which notice shall be irrevocable. Each Swingloan, together with the interest accrued thereon, shall be repaid by the Borrower to the Administrative Agent for the account of Chase prior to the close of business on the Business Day immediately following the Business Day on which such Swingloan is made.

               (d) The Revolving Note. The Advances made by each Bank and the Swingloans made by Chase and shall be evidenced by a note of the Borrower to each Bank with blanks appropriately completed in the form of Exhibit C annexed hereto and made a part hereof ("Revolving Note").

          Each Note may be inscribed by the Bank as holder of the Note on the reverse side thereof or any continuation thereof with the outstanding principal balance of the Advance by such Bank, and, in the case of Chase, with the outstanding principal balance of the Swingloan, and any such inscription shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of any Bank to make any such inscription shall not affect the Company's obligations under the Note of such Bank or this Agreement.
          2.2  Letters of Credit.

               (a) Letters of Credit. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, Chase, upon application of the Borrower, shall from time to time during the period commencing on the date the conditions specified in
Section 3.1 are satisfied through the date which is two (2) Business Days preceding the Termination Date, issue Letters of Credit on behalf of the Banks for the account of the Borrower, the Company or any Subsidiary in a face amount which when combined with the aggregate face amount of Letters of Credit outstanding does not exceed $5,000,000.00 at any time and each of which shall have an expiration date which may extend beyond the Termination Date but shall not exceed one year from the date of issuance; provided, however, at the request of the Borrower or the Company, as applicable, Chase, prior to the Termination Date, may extend the maturity date of any Letter of Credit for additional periods not exceeding one year each; and provided further, Chase will not issue any Letter of Credit if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Advances and the aggregate face amount of Letters of Credit outstanding would exceed the Maximum Revolving Credit Commitment as such amount may be reduced by an amount designated by the Borrower pursuant to Section 2.11 hereof, or (ii) the Percentage of any Bank of its Commitment would be exceeded upon its purchase of an undivided interest in such Letter of Credit as provided in Section 2.2(d) hereof. Each Bank's Commitment shall be used by its Percentage of the outstanding face amount of each Letter of Credit upon the issuance thereof.

                    Each  Letter of Credit shall (i) provide  for
the payment of drafts in United States dollars, be presented for honor thereunder by the beneficiary in accordance with the terms thereof, at sight when accompanied by the documents described therein, and (ii) otherwise be in form and substance satisfactory to Chase as the issuer of the Letter of Credit. Upon the issuance of any Letter of Credit, Chase shall deliver the original of such Letter of Credit to the beneficiary thereof at the direction of the Borrower and advise each Bank of the issuance.

               (b) Application by the Borrower for Issuance of the Letters of Credit. The Borrower shall request Chase in writing to issue a Letter of Credit by delivering to Chase on or before the date hereof, in the case of a Letter of Credit to be issued on the date hereof, or two Business Days prior to the proposed date of issuance, in the case of all other Letters of Credit to be issued hereunder, a Letter of Credit application, in form and content satisfactory to Chase, specifying the account party and completed to the satisfaction of Chase and such other certificates, documents and other papers and information as Chase may reasonably request. Prior to the issuance of a Letter of Credit, Chase shall advise each Bank of the receipt of an application.

               (c) Letter of Credit Fees. The Borrower agrees to pay the Administrative Agent for the accounts of the Banks upon the application by the Borrower for and the issuance by Chase of any Letter of Credit, a fee, which fee shall be equal to the LIBOR Increment during the period the applicable Letter of Credit is outstanding.

               (d) Participation in Letters of Credit. Chase hereby sells to each Bank, and each Bank hereby purchases from Chase, without recourse to Chase (except as to payments to be made by the Administrative Agent to such Bank under
Section 2.2(c)), an undivided interest in each Letter of Credit and in each letter of credit fee payable pursuant to
Section 2.2(c), in each case equal to such Bank's Percentage thereof.

                    Upon any drawing under a Letter of Credit drawn in strict compliance with the requirements of the Letter of Credit as determined by Chase in its sole discretion, for the payment of which the Borrower has not otherwise made funds available, the Administrative Agent shall notify each of the Banks of the date of payment of the drawing and the dollar amount of each Bank's Percentage interest therein. Such payment by Chase under any Letter of Credit shall constitute Advances by the Banks subject to the terms and conditions of this Agreement pertaining thereto other than Section 3.2, and each Bank shall make its Percentage of such drawing available to the Administrative Agent in accordance with Section 2.1(b) hereof.

                    The obligation of each Bank to remit the amount of its Advance to the Administrative Agent pursuant to a drawing under a Letter of Credit in accordance with this Section shall be unconditional and irrevocable under any and all circumstances (unless the payment of such drawing was the result of Chase's gross negligence or willful misconduct or such Letter of Credit was issued in violation of Section 2.2(a) hereof) and may not be terminated, suspended or delayed for any reason notwithstanding any other provision of this Agreement, including the occurrence and continuance of a Default or Event of Default.

               (e) Obligation to Reimburse. Chase will promptly notify by telephone the Borrower of any draft drawn pursuant to a Letter of Credit and presented for payment and of the date Chase intends to pay such draft; if that is the case. With respect to any draft paid pursuant to a Letter of Credit, the Borrower hereby agrees to pay to the Administrative Agent the amount of such payment on the date of payment by depositing with the Administrative Agent prior to 12:00 noon (New York time) immediately available funds in the amount of such draft. The failure to so deposit shall be deemed a request for an Advance in an aggregate amount equal to the amount paid.

               (f)   Unconditional  Obligations.   In  order   to
induce Chase to issue the Letters of Credit and the Banks to participate therein, the Borrower agrees that neither Chase nor any Bank shall be responsible or liable for, and the Borrower's unconditional obligation to reimburse the Administrative Agent for the accounts of the Banks for amounts paid on account of drawings honored under Letters of Credit shall not be affected by
(i) the validity, sufficiency or genuineness of any document or instrument presented to Chase in connection with a Letter of Credit, even if such document or instrument should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, or (ii) any action taken or omitted by Chase without gross negligence or willful misconduct in connection with making or not making payment under the Letter of Credit.

          2.3  [Intentionally Omitted]

          2.4  Interest.

               (a) The Credit. The Advances under the Revolving Credit shall bear interest on the unpaid principal amount from time to time unpaid until maturity (whether by acceleration or otherwise) at a per annum rate of interest equal to the Base Rate ("Base Rate Loan"). The rate of interest on the Base Rate Loans evidenced by the Revolving Note shall change simultaneously with each change in the Prime Rate and shall change each Business Day with any change in the Federal Funds Rate.

               Subject  to  Sections  2.7  and  2.8  hereof,  the
Borrower may elect to convert any portion of a Base Rate Loan to a LIBOR Loan or to continue any LIBOR Loan as a new LIBOR Loan by giving irrevocable notice of such election to the Administrative Agent by 12:00 noon (New York time) at least three (3) Business Days prior to the requested Conversion Date and, in the case of the continuation of any LIBOR Loan, such conversion or continuation shall take place on the last day of the applicable LIBOR Period with respect to the LIBOR Loan being so continued. The Administrative Agent shall promptly give each of the Banks notice of the Borrower's election. Each such request to convert or continue shall include the Rate Option, the requested Conversion Date (which shall be a Business Day), the LIBOR Period selected with respect to any LIBOR Loan, and the amount converted or continued (which shall be in a principal amount of not less than $500,000.00 and an integral multiple of $100,000.00 in the case of conversion to or continuation as a LIBOR Loan. If no Default nor Event of Default has occurred and is continuing at such time, such conversion or continuation shall be made on the requested Conversion Date, subject to the foregoing limitations in connection with the conversion or continuation of LIBOR Loans.

               The Administrative Agent shall not incur any liability to the Borrower in acting upon telephonic notice referred to above which the Administrative Agent believes to have been given by a duly authorized officer or other person authorized to and on behalf of the Borrower or for otherwise acting under this Section 2.4(a).

               (b) LIBOR Increment. The LIBOR Increment, which is the percentage utilized in determining LIBOR, shall be determined in accordance with the Credit Pricing Agreement.

               (c) Computation of Interest. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, which will result in a higher effective annual rate. Interest shall be payable on the first day of each March, June, September and December commencing December 1, 2000 and, in the case of a LIBOR Loan, interest shall also be payable on the last day of each applicable LIBOR Period, if earlier, and on any Conversion Date.

               (d) Default Rate. After maturity, whether by acceleration or otherwise, Borrower shall pay interest at a per annum rate equal to two percent (2%) plus the Prime Rate. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Borrower pays interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal of Advances made pursuant to this Agreement.
               (e) Late Charge. Upon failure to make any payment of interest or principal hereunder when due, Borrower promises to pay a late charge computed as follows:

                    (1) Late charges may be assessed each day on the amount overdue based upon the Prime Rate from day to day.
The formulas for the daily late charge assessment will be as follows:

                         (i)  For overdue interest:

               (Amount overdue) x 110% x (the Prime Rate + 2%)
                                   365


                         (ii) For overdue principal:

               (Amount overdue) x 10% x (the Prime Rate + 2%)
                                   365

                    (2)   If the sum of the late charges computed
as in (1) is less than Ten Dollars ($10.00), a minimum late charge of Ten Dollars ($10.00) per late payment may be assessed.

               The assessment and/or collection of late charges shall in no way impair the right to pursue any other remedies hereunder.

          2.5  Prepayment.

               (a) Base Rate Loans. The Borrower shall have the right to prepay at any time without premium all or any portion of the Advances consisting of Base Rate Loans, together with interest on the principal so prepaid to the date of such prepayment. Any partial prepayment of principal shall be in the amount of $100,000.00 or an integral multiple thereof.

               (b) LIBOR Loans. The Borrower shall have the right to prepay without premium all or any portion of the Advances consisting of LIBOR Loans on the expiration day of the applicable LIBOR Period. If any LIBOR Loan is prepaid at any other time, the Borrower shall, upon not less than ten (10) days prior written notice, pay to the Administrative Agent, for the ratable benefit of the Banks, an amount equal to (i) the interest which would have otherwise been payable on the amount prepaid during the remaining term of the LIBOR Period, less (ii) interest on the amount prepaid for such term computed at an interest rate equal to the yield-to-maturity which could be obtained on United States Treasury obligations, purchased in the market at the time of prepayment, having a remaining term and coupon rate comparable to the remaining term of the LIBOR Period, and comparable to the applicable interest rate, as determined by the Administrative Agent in good faith, and certified to the Borrower, such certificate to be conclusive, absent manifest error. Any partial prepayment of principal shall be in the amount of $100,000.00 or an integral multiple thereof.

               (c) Mandatory Prepayment From Subordinated Debt. Notwithstanding anything to the contrary contained in this Agreement, if the Borrower incurs any Subordinated Debt, the Borrower shall immediately use the proceeds thereof to prepay outstanding Advances. Such proceeds shall be used first to prepay Base Rate Loans until all Base Rate Loans are paid in full and then to prepay LIBOR Loans. If any LIBOR Loans are so prepaid, the Borrower shall pay to the Administrative Agent the additional amounts set forth in subsection (b) above. Upon any prepayment required pursuant to this subsection (c), the Borrower shall have the option to reduce the Commitment pursuant to
Section 2.11 of this Agreement.

          2.6 Use of Proceeds and Letters of Credit. The Borrower covenants to the Banks that it will use the proceeds advanced under this Agreement subsequent to the initial Advance for general working capital, for loans to and investments in its Subsidiaries and Affiliates to the extent permitted under Section
6.8 hereof and for the financing of Capital Expenditures and Expansions, mergers, consolidations, acquisitions of stock or assets of, or investments in a joint venture of partnership with, any third Person permitted by Section 6.7 hereof or otherwise consented to by the Administrative Agent with the agreement of the Majority Banks.

          2.7  Special   Provisions  Governing  LIBOR   Loans   -
               Increased Costs.

               (a)   In  the  event  that on any  LIBOR  Interest
Determination  Date,  any  Bank shall notify  the  Administrative
Agent that it shall have determined (which determination shall be final, conclusive and binding) that:

                    (1)   by  reason of conditions in the  London
interbank market or of conditions affecting the position of any Bank in such market occurring after the date hereof, adequate fair means do not exist for establishing LIBOR, or

                    (2)   by reason of (i) any applicable law  or
governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to taxes referred to in Section 2.9 of this Agreement) or (ii) other circumstances affecting any Bank or the London interbank market or the position of any Bank in such market (such as, but not limited to, official reserve requirements), LIBOR does not represent the effective pricing to any Bank for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs then, the Administrative Agent shall give a notice by telephone, confirmed in writing, to the Borrower of such determination.

               (b) Thereafter, the Borrower shall pay to the Administrative Agent upon written request therefor, such additional amounts as the Administrative Agent in its sole
discretion,   shall  reasonably  determine  to  be  required   to
compensate the Bank for such increased costs. A certificate as to such additional amounts submitted to the Borrower by the Administrative Agent shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

               (c) In lieu of paying such additional amounts as required by this Section 2.7, the Borrower may exercise the following options:

                    (1) If such determination relates only to a conversion to a LIBOR Loan then being requested by the Borrower pursuant to the terms hereof, the Borrower may, on such LIBOR Interest Determination Date by giving notice by telephone to the Administrative Agent, withdraw such request.

                    (2) The Borrower may, by giving notice by telephone to the Administrative Agent require the Administrative Agent to convert the LIBOR Loan then being requested to a Base Rate Loan, or to convert its outstanding LIBOR Loan that is so affected into a Base Rate Loan at the end of the then current LIBOR Period.


          2.8  Required Termination and Repayment of LIBOR Loans.

               (a) In the event any Bank shall notify the Administrative Agent that it shall have reasonably determined, at any time (which determination shall be final, conclusive and binding but shall be made only after consultation with the Borrower and the Administrative Agent), that the making or continuation of any or all of LIBOR Loans by such Bank:

                    (1)   has  become unlawful by  compliance  by
               such Bank in good faith with any applicable law, governmental rule, regulation, guideline or order, or

                    (2) would cause such Bank severe hardship as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market(such as, but not limited to disruptions resulting from political or economic events);

               then, and in either such event, the Administrative Agent shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Borrower, confirmed in writing, of such determination, identifying which of the LIBOR Loans are so affected.

               (b) The Borrower shall, upon the termination of the then current LIBOR Period applicable to each LIBOR Loan so affected or, if earlier, when required by law, repay each such affected LIBOR Loan, together with all interest accrued thereon.

               (c)   In lieu of the repayment required by Section
2.8(b), the Borrower may exercise the following options:

                    (1) If the determination by the Bank relates only to a LIBOR Loan then being converted by the Borrower pursuant to the terms hereof, the Borrower may, on such date by giving notice by telephone to the Administrative Agent, withdraw such request for conversion.
                    (2) The Borrower may, by giving notice by telephone to the Administrative Agent, require the Banks to convert the LIBOR Loan then being converted to a Base Rate Loan or to convert any outstanding LIBOR Loan or LIBOR Loans that are so affected into a Base Rate Loan at the end of the then current LIBOR Period (or at such earlier time as repayment is otherwise required to be made pursuant to section 2.7(b)). Such notice shall pertain only to the LIBOR Loan or LIBOR Loans outstanding or to be outstanding during each such affected LIBOR Period.

          2.9 Taxes. If any taxes (other than taxes with respect to the income of the Banks), or duties of any kind shall be payable, or ruled to be payable, by or to any taxing authority of or in the United States, or any foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery performance, enforcement, or payment of principal or interest of or under the Note or this Agreement, or the making of a LIBOR Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any taxes imposed on or measured by the net income of the Banks), the Borrower will:

               (1) pay on written request therefor all such taxes or duties, including interest and penalty, if any,

               (2) promptly furnish the Administrative Agent with evidence of any such payment, and

               (3) indemnify and hold the Banks and any holder or holders of the Note harmless and indemnified against any liability or liabilities with respect to or in connection with any such taxes or the payment thereof or resulting from any delay or omission to pay such taxes.

          2.10 Unused Line Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks a per annum Unused Line Fee (based on a 360 day year) on the average unused amount of the Commitments, which Unused Line fee shall be payable quarterly, in arrears, on the last day of each September, December, March and June to and including the Termination Date. The Unused Line Fee shall be computed in accordance with the provisions of the Credit Pricing Agreement.

          2.11 Reduction. The Borrower may, at any time by written notice to the Administrative Agent state its desire to reduce the Commitments of the Banks to any amount which is not less than the aggregate then outstanding principal amount of Advances and the undrawn face amount of Letters of Credit. Any such reduction shall be pro-rata in order that the Percentage of each Bank's Commitment is not changed. Any reductions of the Commitments shall not be reinstated at any future date and any partial reduction shall be in the amount of $5,000,000.00 or an integral multiple thereof. Immediately upon receipt of such notice by the Administrative Agent, the obligation of each of the Banks to make Advances and to participate in Letters of Credit hereunder shall be limited to its Commitment as reduced pursuant to such notice.

          2.12 Administrative Agent's Fee. The Borrower agrees to pay the Administrative Agent an agent's fee annually, by November 15 of each year, until all of the Indebtedness created pursuant to this Agreement has been paid in full.

          2.13 Payments. All payments by the Borrower under this Agreement of interest, principal, fees and other expenses shall be made in immediately available funds not later than 12:00 p.m. on the due date at the Administrative Agent's Office, unless such amount is paid by the Administrative Agent's debiting a deposit account of the Borrower. All such payments applicable to the Swingloans shall be remitted by the Administrative Agent to Chase on the same Business Day. All such other payments, other than the Administrative Agent's fee, shall be remitted by the Administrative Agent to each of the Banks on the same Business Day in accordance with its Percentage.

          2.14 Sharing of Payments. If any Bank shall obtain any payment or other recovery or receive any collateral (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advances or any participation in a Letter of Credit in excess of its pro rata share of payments or collateral then or therewith obtained by all Banks, such Bank shall purchase from the other Banks such participations in Advances or Letters of Credit, or shall provide such other Banks with the benefits of any such collateral or the proceeds thereof as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, if all or any portion of such excess payment or benefits is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price and benefits returned to the extent of such recovery, without interest.

          The Borrower agrees that each of the other Banks so purchasing a portion of such Bank's interest in Advances or participations in Letters of Credit may exercise all rights (including, but not limited to, rights of setoff) with respect to such portion purchased as if such other Banks were the direct holders thereof. The Borrower agrees that each Bank shall have a security interest in and the right to set off as against any outstanding Advances and all other of the Borrower's liabilities under this Agreement with respect to any deposit account or other obligation of the Borrower or any Subsidiary.

          Each of the Banks agrees that (a) if the unpaid principal balances of the Revolving Note are not paid in full at the close of business on the Termination Date, or (b) if the maturity of the Revolving Note is accelerated and the Credit is terminated in accordance with Section 7.2 hereof (the earlier of such dates being referred to as the "Purchase Date"), the Bank or Banks receiving payment at a rate based on the applicable percentage(s) in excess of similar payments received by any other Bank shall immediately give notice to the Administrative Agent of such payment and shall purchase for cash within thirty (30) Business Days from the Purchase Date, from any Bank receiving payment at a lesser rate, an interest in the Revolving Credit in such amounts so that each Bank shall own an interest in the aggregate amount of the Revolving Credit then outstanding equal to its Percentage, plus, if such amount is not paid by the purchasing Bank within the specified period, interest thereon shall accrue at the rate equal to the Federal Funds Rate for the period commencing on the Purchase Date and ending on the actual date of payment thereof.

          2.15 Replacement Bank. The Borrower may replace any Bank (a "Replaced Bank") by designating another bank which is reasonably acceptable to the Administrative Agent (such Bank being herein called a "Replacement Bank"). Simultaneously with payment of all amounts owing to the Replaced Bank hereunder or in connection herewith, the Replaced Bank shall assign to the Replacement Bank in accordance with Section 10.3 and without recourse to or warranty by, or expense to, such Replaced Bank all of the rights and obligations of such Replaced Bank hereunder (except for the rights as survive repayment of the Advances). Upon such assignment, such Replaced Bank shall no longer be a party to this Agreement or have any rights hereunder and shall be relieved from all obligations to the Borrower, the Company, the Administrative Agent or the Banks, and the Replacement Bank shall succeed to the rights and obligations of such Replaced Bank.

       ARTICLE III.  Conditions to the Extension of Credit

          3.1 Conditions to Extension of Credit. The Banks' agreement to extend the Credit and Chase's agreement to issue Letters of Credit or make Swingloans shall be effective only upon fulfillment of the following conditions at the date of the execution of this Agreement:

               3.1.a. Corporate Action. The Borrower and the Company shall have taken all necessary and appropriate corporate action and the Boards of Directors of the Borrower and the Company shall have adopted resolutions authorizing the Credit, the execution and delivery of this Agreement, the Notes and the Guaranties executed by the Borrower and the Company, as appropriate, and the taking of all action required of the Borrower and the Company by this Agreement; and the Borrower and the Company shall have furnished to the Administrative Agent copies certified as of the date of the execution of this Agreement of such corporate resolutions and such other corporate documents as any Bank shall reasonably request.

               3.1.b.   Corporate  Documents.  There  shall  have
been furnished to the Administrative Agent (a) certificates of the Company and each Subsidiary's good standing duly issued of recent date by an official of the jurisdiction of its incorporation; (b) copies of the certificate of incorporation and by-laws of the Company and each Subsidiary, certified by their Secretaries as of the date of the execution of this Agreement; and (c) certificates of incumbency, dated the date of the execution  of  this  Agreement specifying  the  officers  of  the
Company   and  each  Subsidiary,  together  with  their  specimen
signatures.

               3.1.c.   Notes.  The Borrower shall have  executed
and   delivered   to  each  of  the  Banks  a   Revolving   Note,
appropriately completed, evidencing the Borrower's obligation to repay the Revolving Credit.

               3.1.d. Guaranty. The Borrower shall furnish to the Administrative Agent, with an executed counterpart for each Bank, the written continuing guaranty ("Guaranty") of the Company and each Subsidiary set forth in Schedule 3.1.d attached hereto and made a part hereof (individually, "Guarantor Subsidiary" and collectively, "Guarantor Subsidiaries"), such Guaranty to be in form and content satisfactory to each of the Banks, guaranteeing the payment of any and all indebtedness and liabilities of the Borrower to each of the Banks or Administrative Agent, whether now existing or hereafter incurred pursuant to this Agreement.

               3.1.e. Security Agreements. The Borrower shall furnish to the Administrative Agent, with an executed counterpart for each Bank, a security agreement from the Borrower, Company and each other Guarantor Subsidiary in form and content satisfactory to the Banks granting to the Administrative Agent, for the benefit of itself and all of the Banks, security interests (collectively, the ASecurity Interests@) in all Accounts, Inventory, Equipment, Investment Property, Documents, Instruments, General Intangibles, Chattel Paper and Fixtures, whether now owned or existing or hereafter acquired or arising, wherever located, of the Company and each Guarantor Subsidiary and any and all products and proceeds thereof, as continuing collateral security for the payment of any and all indebtedness and liabilities, whether now owed or hereafter incurred, of the Borrower to any of the Banks and/or the Administrative Agent arising under this Agreement or any Collateral Document. The Borrower shall have executed and delivered and shall have caused the Company and each other Guarantor Subsidiary to have executed and delivered to the Administrative Agent, appropriate financing statements to perfect the Security Interests, which Security Interests shall at the time of the execution of this Agreement, be superior to all other liens and security interests in such property except Permitted Encumbrances.

               3.1.f. Uniform Commercial Code Searches. The Administrative Agent shall be in receipt of searches of the appropriate filing records in each office where financing statements must be filed pursuant to Section 3.1(e) in order to confirm the priority of the Security Interests, except as otherwise determined by all of the Banks.

               3.1.g.    Subsidiary   Action.    Each   Guarantor
Subsidiary other than the Borrower (a) shall have taken all necessary and appropriate corporate action and the Boards of Directors of each Guarantor Subsidiary shall have adopted resolutions authorizing the execution and delivery of the Guaranties executed by it and the taking of all action called for thereby, and (b) shall have furnished to the Administrative Agent copies, certified as of the date of the execution of this Agreement, of such corporate action and such other corporate documents as any of the Banks shall reasonably request.

               3.1.h. Opinion. Independent Counsel for the Company and its Subsidiaries, Lippes, Silverstein, Mathias & Wexler, LLP, shall have furnished to the Administrative Agent, with a signed copy for each Bank, its favorable opinion, in form and content satisfactory to each of the Banks and their counsels, dated the date of the execution of this Agreement, as to the matters referred to in Sections 4.1, 4.2, 4.4, 4.5 and 4.6 of this Agreement.

               3.1.i. Certificates. The Company shall have caused to be delivered to the Administrative Agent a Compliance Certificate appropriately completed and insurance certificates, binders or policies evidencing compliance with Section 5.6.

               3.1.j. Other Matters. All matters incidental to the execution and delivery of this Agreement, the Notes and the Guaranties, and all action required on the part of the Borrower, the Company and each Subsidiary by this Agreement, shall be satisfactory to each of the Banks and their respective counsels.

          3.2 Conditions to Subsequent Extensions of Credit. Subsequent to the satisfaction of the conditions set forth in
Section 3.1, each request to the Administrative Agent for an Advance or to Chase for a Letter of Credit or Swingloan shall constitute confirmation by the Borrower and the Company of all the matters set forth in the form of the Compliance Certificate - General in the form of Exhibit B as of the date of the Advance or the Letter of Credit or the Swingloan in the same manner as if a written Compliance Certificate had been delivered, and the statements made shall be true on the date of such extension of credit. The Banks shall not be obligated to make any Advance nor shall Chase be obligated to issue any Letter of Credit nor make any Swingloan if such certification is not made or if the Administrative Agent has received written notice from any Bank that it believes that a Default exists.

           ARTICLE IV.   Representations and Warranties

          Each of the Borrower and the Company makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any indebtedness of the Borrower to any of the Banks, Chase or the Administrative Agent, including indebtedness for fees and expenses, shall remain unpaid, any Letter of Credit shall remain outstanding or the Commitments shall remain in effect:

          4.1 Good Standing and Authority. Each of the Borrower, the Company and each of the Subsidiaries is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its incorporation; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification, which singly or in the aggregate is material to the operations of the Company on a Consolidated basis; and has all necessary power and authority to enter, as appropriate, this Agreement and to execute, deliver and perform this Agreement, the Notes, the Collateral Documents and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

          4.2 Valid and Binding Obligation. This Agreement, the Notes, the Collateral Documents and any other document executed in connection herewith have been duly executed and delivered by the Borrower, the Company and each of the other Guarantor Subsidiaries and constitutes the legal, valid and binding obligations of the Borrower, the Company and each other Guarantor Subsidiary, as the case may be, enforceable against the Borrower, the Company or such other Guarantor Subsidiary, as the case may be, in accordance with their respective terms.

          4.3 Good Title. Each of the Borrower, the Company and each of the other Guarantor Subsidiaries has good and marketable title or a valid leasehold interest to all of its assets, none of which is subject to any Lien except Permitted Encumbrances.

          4.4 No Pending Litigation. There are not any actions, suits, proceedings (whether or not purportedly on behalf of the Borrower, the Company or any Subsidiary) or investigations pending or, to the knowledge of the Borrower or the Company, threatened against the Borrower, the Company or any Subsidiary or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, materially adversely affect the property, assets, financial condition or business of the Company on a Consolidated basis or materially impair the right or ability of the Borrower, the Company or any Subsidiary to carry on its operations substantially as now conducted or anticipated to be conducted in the future, or which question the validity of this Agreement, the Notes, the Collateral Documents or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

          4.5 No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person is required on the part of the Borrower, the Company or any Subsidiary in connection with the valid execution, delivery or performance of this Agreement, the Notes, the Collateral Documents or other documents required by this Agreement or in connection with any of the transactions contemplated thereby.

          4.6 No Violations. Neither the Borrower, the Company nor any Subsidiary is in violation of any term of its certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to
Indebtedness for borrowed money which might reasonably be expected to result in a material and adverse effect, singly or in the aggregate to the Company on a Consolidated basis, upon its business or assets. Neither the Borrower, the Company nor any Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a material and adverse effect, singly or in the aggregate to the Company on a Consolidated basis, upon its business or assets. Neither the Borrower, the Company nor any Subsidiary is in violation of any order, writ, judgment, injunc tion or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in a material and adverse effect upon its business or assets. The execution and delivery of this Agreement, the Notes, the Collateral Documents and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any Lien upon any properties or assets. There exists no fact or circumstance not disclosed in this Agreement, in the documents furnished in connection herewith or the Company's filings under the Securities Exchange Act of 1934, which materially adversely affects or in the future (so far as the Borrower or the Company can now foresee) may materially adversely affect the condition, business or operations of the Company on a Consolidated basis, except those facts and circumstances which generally affect all Persons engaged in the Borrower's or the Company's lines of business.

          4.7 Financial Statements. The Company has made available to each Bank audited financial statements of the Company on a Consolidated basis showing its financial condition as of December 31, 1999 and its cash flows for the fiscal year then ended. All financial statements have been prepared in accordance with GAAP consistently applied throughout the intervals involved. Since the date of the last such financial statements to the date of execution hereof, there have not been any material adverse changes in the financial condition of the Company from that disclosed in such financial statements. None of the property or assets shown in the financial statements delivered to the Banks has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

          4.8 Tax Returns. The Borrower and the Company have duly filed all federal and other tax returns required to be filed for themselves and all Subsidiaries and have duly paid all taxes required by such returns.

          4.9 Federal Regulations. Neither the Borrower, the Company nor any Guarantor Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying "margin stock" (as defined in
Regulations G and U issued by the Board of Governors of the Federal Reserve System). Likewise, neither the Borrower, the Company nor any Guarantor Subsidiary owns nor intends to carry or purchase any such "margin stock", and the Borrower will not use the proceeds of any Advance to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such "margin stock". Neither the Borrower, the Company nor any Guarantor Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.10 ERISA Matters. No Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan; neither the Borrower, the Company nor any Subsidiary has withdrawn from any Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither the Borrower, the Company nor any Subsidiary has incurred any withdrawal liability, including contingent withdrawal liability, to any Plan pursuant to Title IV of ERISA; neither the Borrower, the Company nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred and is continuing; and no Plan or other "employee pension benefit plan" as defined in Section 3(2) of ERISA to which the Borrower, the Company or any Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived) as defined in
Section 302 of ERISA or in Section 412 of the Code. Each Plan and each other "employee benefit plan" as defined in Section 3(3) of ERISA to which the Borrower, the Company or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, nor any administrator, trustee or fiduciary thereof, to the best knowledge of the Borrower and the Company, has engaged in a prohibited transaction described in Section 406 of ERISA or in
Section 4975 of the Code.

          4.11 Subsidiaries. The Borrower and the Company have no Subsidiaries except as listed in Schedule 4.11 of this Agreement.

          4.12 Compliance. The present conduct of the business and operations of the Borrower, the Company and each Guarantor Subsidiary and the present ownership and use of each asset of the Borrower, the Company and each Subsidiary are in compliance in all material respects with each applicable statute, regulation and other law (including, but not limited to, the Environmental Protection Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act), except where non-compliance would not result in a material adverse effect, singly or in the aggregate to the Company on a Consolidated basis, upon its business or assets. Each authorization, approval, permit, consent, franchise and license from, each registration and filing with, each declaration, report and notice to, and each other act by or relating to, any Person necessary for the present or anticipated conduct of the business or operations of, or for the present or anticipated ownership or use of any asset, material singly or in the aggregate to the Company on a Consolidated basis has been duly obtained, made, given or done, and is in full force and effect.

          4.13 Fiscal Year. The fiscal year of the Borrower and the Company is the year ending December 31.

          4.14  Default.   There does not exist  any  Default  or
Event of Default.

          4.15 Indebtedness for Borrowed Money. The Borrower, the Company and each of the Guarantor Subsidiaries have no Indebtedness arising from the borrowing of any money, except for Indebtedness committed or outstanding on the date of this Agreement pursuant to any lease, loan or credit facility fully and accurately described in Schedule 4.15 to this Agreement.

          4.16 Securities. Each outstanding share of stock, debenture, bond, note and other security of the Borrower, the Company and each Subsidiary has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.

          4.17  Inventory Locations.  All of the Borrower=s,  the
Company=s and each of the Subsidiaries= Inventory is located at the locations set forth in Schedule 4.17 attached hereto and made a part hereof.

          4.18 Environmental Matters.

               (a) No above ground or underground storage tanks containing Hazardous Substances are located on any property owned, leased or operated by the Company or any Subsidiary, except for storage tanks containing diesel fuel, gasoline or waste oil, which tanks are in compliance with all applicable Environmental Laws. No above ground or underground storage tanks containing Hazardous Substances have been located on any such property except for tanks which were removed in compliance with applicable Environmental Laws.

               (b) No property owned, leased or operated by the Company or any Subsidiary is or has been used for the storage, treatment, generation, transportation, processing, handling, production  or  disposal  of  any Hazardous  Substance  or  as  a landfill or other waste disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products, in violation of any law, except as disclosed on Schedule 4.18.

               (c) To the knowledge of the Borrower and/or the Company, no Release of a Hazardous Substance, which would be in violation of any law is occurring or is threatened on, at, from or near any property owned, leased or operated by the Company or any Subsidiary, which through soil, subsoil, bedrock, surface water or groundwater migration is located on the property owned, leased or operated by the Company or any Subsidiary, except as disclosed on Schedule 4.18.

               (d) Neither the Company nor any Subsidiary is subject to any existing, pending or, to the knowledge of the Company or Borrower, threatened suit, claim, notice of violation or request for information under any of the Environmental Laws, except as disclosed on Schedule 4.18.

               (e) The Company and each Subsidiary are in compliance with all Environmental Laws to the effect that any violation would not have a material adverse effect upon the business or operations of the Company on a Consolidated basis.

               (f) All Environmental Permits have been obtained or applied for and are in full force and effect.

               (g) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any property owned, leased or operated by the Company or any Subsidiary which require any change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or capital expenditures.

               ARTICLE V.    Affirmative Covenants

          During the term of this Agreement, and so long thereafter as any indebtedness of the Borrower to any of the Banks, Chase or the Administrative Agent, including any indebtedness for fees and expenses, shall remain unpaid, any Letter of Credit shall remain outstanding or the Commitments shall remain in effect, the Borrower and the Company, unless written consent of the Administrative Agent is obtained, will:

          5.1  Payments.  Cause the Borrower to punctually pay or
cause   to  be  paid  the  principal  of  and  interest  on   all
Indebtedness and all fees incurred by it pursuant to this Agreement in the manner set forth in this Agreement.

          5.2 Future Financial Statements. Furnish to each of the Banks (a) within ninety (90) days after and as at the close of each fiscal year, a Consolidated balance sheet and Consolidated statements of operations and earnings and changes in financial position of the Company and all Subsidiaries (including, without limitation, the Borrower), each examined and reported upon by an independent certified public accounting firm reasonably satisfactory to the Banks, and prepared in accordance with GAAP, which report shall not contain any qualification or disclaimer of opinion by reason of audit limitations imposed by Borrower or Company, together with Compliance Certificates in the forms of Exhibits A and B certified by an appropriate financial officer of the Borrower and the Company; (b) promptly, after preparation, copies of all such proxy statements, financial statements and reports which the Company sends to its stockholders, and copies of all regular, periodic and special reports, as well as all registration statements, which the Company files with the Securities and Exchange Commission, including, but not limited to, Forms 10-K and 10-Q; (c) promptly after the filing thereof with the Pension Benefit Guaranty Corporation, a copy of each annual report filed with respect to each Plan; (d) within forty-five (45) days after and as at the close of each of its fiscal quarters of each year, a Consolidated and consolidating balance sheet and related Consolidated and consolidating statement of operations and earnings and changes in financial position of the Company and all Subsidiaries (including, without limitation, the Borrower) for the previous fiscal quarter and from the beginning of the fiscal year to the end of such fiscal quarter, except consolidating financial statements shall only be required as of and for the period ending at the close of a fiscal year, together with comparisons to the previous year, if appropriate, and to budget projections, prepared by the Company internally in accordance with GAAP, and certified by an appropriate financial officer of Borrower and Company, together with a Compliance Certificate - Financial Covenants in the form of Exhibit A; (e) any and all information regarding Borrower's and the Company's business, condition or operations, financial or otherwise, which is furnished to any other creditor, upon the request of the Banks; and (f) such additional information, books, records, reports or statements as the Administrative Agent or any of the Banks may from time to time reasonably request regarding the financial and business affairs of the Borrower, the Company and each Subsidiary, all prepared in form and detail satisfactory to the Banks.

          5.3   Books  and Records.  Maintain true  and  complete
records and books in accordance with generally accepted accounting principles consistently applied including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities and notify each Bank promptly in writing of any proposed change in the location at which such books and records are maintained.

          5.4 Corporate Standing. Maintain, and cause each Subsidiary to maintain, its corporate existence in good standing except any Subsidiary may merge into or consolidate with the Company or any other Subsidiary so long as the Administrative Agent is thereafter promptly notified of such merger or consolidation, and such Subsidiary has executed and delivered Collateral Documents in favor of the Administrative Agent for the benefit of the Banks (to the extent required by Section 3.1.d and Section 3.1.e), and remains or becomes duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing.

          5.5 Discharge of Obligations. Cause to be paid and discharged all obligations when due and all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower, the Company or any Subsidiary, or upon any property, real, personal or mixed, belonging to the Borrower, the Company or any Subsidiary, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon the property or any part of it. Notwithstanding the previous sentence, neither the Borrower, the Company nor any Subsidiary shall be required to cause to be paid and discharged any obligation, tax, assessment, charge, levy or claim so long as its validity is contested in the normal course of business and in good faith by appropriate and timely proceedings and the Borrower, the Company or any Subsidiary, as the case may be, sets aside on its books adequate reserves with respect to each tax, assessment, charge, levy or claim so contested, nor shall the Borrower, the Company nor any Subsidiary be required to pay or discharge any trade liability which is not past its stated due date by more than thirty (30) days.

                 5.6 Insurance. (a) Keep, and cause each Subsidiary to keep, all its property so insurable insured at all times with responsible insurance carriers satisfactory to each of the Banks against fire, theft and other risks in coverage, form and amount satisfactory to each of the Banks; (b) keep, and cause each Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker's compensation laws; (c) promptly deliver to the Administrative Agent certificates of insurance or any of those insurance policies required to be carried pursuant hereto, with appropriate endorsements designating the Administrative Agent for the benefit of the Banks as their interests may appear as a named insured or lenders loss payee as requested by the Administrative Agent; and
(d) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to the Administrative Agent.

          5.7 Examinations. Permit the Banks or their agents at all reasonable times to visit and inspect any and all properties of Borrower, Company or any Guarantor Subsidiary and to examine and make extracts from or copies of any of Borrower's, Company's or its Guarantor Subsidiary's books, ledgers, reports, correspondence and other records, and discuss their affairs, finances and accounts with officers of Borrower, Company and each Guarantor Subsidiary.

          5.8 Litigation. Promptly notify each of the Banks in writing as soon as the Borrower or Company has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Borrower, the Company or any Subsidiary to which the Borrower, the Company or any Subsidiary is a party by or before any regulatory body or governmental agency (a) the outcome of which involves more than $2,000,000.00 singularly or cumulatively, except for litigation in which the contingent liability is fully covered by insurance, or (b) which questions the validity of this Agreement, the Notes, any of the Collateral Documents or any action taken or to be taken pursuant to any of the foregoing; and furnish or cause to be furnished to any Bank such information regarding the same as such Bank may request.

               5.9 Judgments. Promptly notify each of the Banks in writing as soon as the
Company or Borrower has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which may materially and adversely affect the finances or operations of the Borrower, the Company or any Subsidiary or the Company's or Borrower's ability to fulfill its obligations hereunder or which involves more than $1,000,000.00 unless adequately covered by insurance, or
(b) renders invalid this Agreement, the Notes, any of the Collateral Documents or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to any Bank such information regarding the same as such Bank may request.

          5.10 Fair Labor Standards Act. Comply with, and cause each Subsidiary to comply with, the provisions of the Fair Labor
Standards Act of 1938, as amended.

          5.11 Notice. Promptly notify the Administrative Agent in writing with full details of any Default or Event of Default, or which might materially and adversely affect the financial condition or operations of the Borrower, the Company or any Guarantor Subsidiary.

          5.12 Environmental Compliance.

               (a)  Comply with all Environmental Laws.

               (b) Not cause or permit any change to be made in the present or intended use of any property owned, leased or operated by the Company or any Subsidiary which would (i) involve the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or the use of any such property as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products (except in compliance with applicable Environmental
Laws), (ii) violate any applicable Environmental Laws, or (iii) constitute non-compliance with any Environmental Permit.

               (c)    Deliver  promptly  to  each  of  the  Banks
(i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the Company's operations except documents of general applicability; and
(ii) copies of any documents submitted by the Company to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations, except submissions in the ordinary course of business.


                 ARTICLE VI.   Negative Covenants

          During the term of this Agreement and so long thereafter as any of the Indebtedness of the Borrower to any of the Banks, Chase or the Administrative Agent, including any Indebtedness for fees and expenses, shall remain unpaid, any Letter of Credit shall remain outstanding or the Commitments shall remain in effect, neither the Borrower, the Company nor any of the Guarantor Subsidiaries, without prior written consent of the Administrative Agent, will:

          6.1   Business Operations.  Make or permit to  be  made
any  material  change  in  the  character  of  its  business   or
operations.

          6.2 Borrowed Money. Create, incur or suffer to exist or assume any Indebtedness for money borrowed, directly or indirectly, other than (i) Subordinated Debt; and (ii) existing Indebtedness and existing accommodations for Indebtedness as set forth on Schedule 4.15/6.2 attached hereto.

          6.3 Guaranties. Guarantee, endorse or otherwise be or become liable or contingently liable in connection with the obligations or Indebtedness of any other Person, including any Subsidiary, directly or indirectly, except (i) as an endorser of instruments for the payment of money deposited to its bank account  for  collection  in  the ordinary  course  of  business;
(ii) the Company and the Borrower may guaranty certain obligations, which guaranties were acquired or assumed when the Company acquired the stock of Brazing Concepts Company; (iii) the Company and/or the Borrower may guaranty obligations of any Subsidiary to Third Persons not to exceed $10,000,000.00 in the aggregate at any time; and (iv) the Company may guaranty certain IRB obligations of Solar Group, Inc. in an aggregate principal amount not to exceed $340,000.00.

          6.4 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or pledge or encumber any assets, except (i) in favor of the Administrative Agent for the benefit of itself and the Banks; and (ii) in favor of any Bank or other third Person as listed in Schedule 6.4. Borrower has not, and so long as this Agreement is in effect, will not, enter into any covenant or agreement with any other person or entity that prohibits the granting or existence of a lien in the personal or real property of Borrower in favor of the Administrative Agent, as administrative agent and for the benefit of itself and the Banks.

          6.5 Accumulated Funding Deficiency. Incur (i) any accumulated funding deficiency within the meaning of ERISA equal to five (5) percent or more of Consolidated Tangible Net Worth; or (ii) any liability of comparable size to the Pension Benefit Guaranty Corporation.

          6.6    Compliance  with  Law.   Violate  any   law   or
regulation, order, writ, injunction or decree of any court or governmental instrumentality or breach any agreement to which Borrower, Company or any Subsidiary is subject or in default thereunder, which violation or breach would have a material adverse effect on the Company on a Consolidated basis.

          6.7 Expansions, Mergers, Acquisitions and Joint Ventures. Enter into any Expansion, or merge into or consolidate with, exchange or acquire the stock or assets of, or enter into any joint venture or partnership with, any third Person, except
(i) any Subsidiary may merge into or consolidate with the Company or any other Subsidiary so long as the Administrative Agent is thereafter promptly notified of such action and such other Subsidiary has executed and delivered a Guaranty in favor of the Administrative Agent for the benefit of itself and the Banks to the extent required by Section 3.1.d and a Security Agreement in favor of the Administrative Agent, for the benefit of itself and the Banks, to the extent required by Section 3.1.e; and (ii) the Company or any Subsidiary may enter into an Expansion, may merge or consolidate with, acquire the stock or assets of, or enter into a joint venture or partnership with, any third Person if (a) the Administrative Agent is thereafter promptly notified of such action, (b) the Company, the Borrower or the applicable Subsidiary is the surviving corporation, (c) immediately thereafter and after giving effect thereto, no Default or Event of Default exists, (d) the investments in such Expansions, joint ventures, partnerships and the book value of the assets of the third Person being merged or consolidated, together with the purchase price of the stock or assets being acquired, do not exceed $20,000,000.00 in the aggregate throughout the entire period the Credit is outstanding (plus $11,000,000 which may be used for a previously approved acquisition), (e) the third Person with which the Company, the Borrower or such Subsidiary merges, or which the Company, the Borrower or any Subsidiary acquires, is in a business of a character already performed by the Company, the Borrower or such Subsidiary, as applicable, or of a type reasonably related thereto, and (f) the third Person being merged or consolidated with, or acquired by, the Company, the Borrower or such Subsidiary has executed and delivered a Guaranty in favor of the Administrative Agent, for the benefit of itself and the Banks, to the extent required by Section 3.1.d and a Security Agreement to the Administrative Agent, for the benefit of itself and the Banks, to the extent required by Section 3.1.e.

          6.8 Loans and Advances. Make any loans or advances to any Person, except (i) trade credit extended in the ordinary course of business; (ii) advances made in the usual course of business to officers and employees for travel and other out-of-pocket expenses incurred by them on behalf of Borrower, the Company or any Subsidiaries in connection with their business;
(iii) the Borrower and the Company may advance amounts from time to time to each other or to any Subsidiary, for working capital purposes in the ordinary course of business and for other purposes permitted under the other provisions of this Agreement which would not be in violation of any of the terms or provisions of this Agreement and (iv) advances to Persons not in excess of $10,000,000.00 in the aggregate at any one time outstanding, provided such Person is in a business of a character reasonably related to the business or operations of the Company or Borrower.

          6.9 Subsidiaries. In the case of Borrower, organize or cause to exist any Subsidiaries (other than those Subsidiaries listed on Schedule 4.11), unless, upon the request of the Banks, such entity executes a guaranty and security agreement in the form of the Collateral Documents executed by each Guarantor Subsidiary pursuant to Section 3.1.d and Section 3.1.e.

          6.10  Dividends.   In  the case of  Company,  upon  the
occurrence of and during the existence of a Default or an Event of Default, declare or pay dividends or make any capital distributions.

          6.11  Voting  Stock.   In the case  of  Company,  sell,
convey, transfer, assign, pledge or otherwise encumber any of the voting stock of Borrower or any other Subsidiary to any Person.

          6.12 Sale of Assets. Convey, sell, transfer, lease or sell and lease back all or a substantial portion of its property, assets, or business to any other Person, except for sales of Inventory in the ordinary course of business. For purposes of this Section 6.12, "substantial portion" shall mean any and all purchases or transfer prices in excess of five (5%) percent of the Company's Tangible Net Worth on a Consolidated basis in the aggregate in any one fiscal year, and any transaction shall be permissible only if no Default shall occur as a result of the transaction.

          6.13 Lease Rentals. Pay, in the case of the Company on a Consolidated basis, rentals under any operating or true lease in excess of $15,000,000.00 in the aggregate during any fiscal year.

          6.14 [Intentionally omitted]

          6.15 Interest Coverage Ratio. Permit, in the case of the Company on a Consolidated basis, the ratio of Earnings before Taxes and Interest plus depreciation and amortization minus Capital Expenditures (excluding Capital Expenditures made in connection with permitted acquisitions) to interest payable on Total Liabilities, calculated on an annual rolling basis of four fiscal quarters, to be less than 3.0 to 1.0 as of the last day of any fiscal quarter.

          6.16 Net Worth. Permit, in the case of the Company on a Consolidated basis, the Net Worth (a) as of the last day of any fiscal quarter to be less than $120,000,000 plus 50% of Cumulative Net Income (as defined below). Cumulative Net Income means net income of the Company on a Consolidated basis from June 30, 1997 through the end of the fiscal quarter for which the calculation of Net Worth is being made.

          6.17 Funded Debt/EBITDA. Permit, in the case of the Company on a Consolidated basis, (a) the ratio of Funded Debt (as defined below) to Earnings before Interest and Taxes plus Depreciation and Amortization ("EBITDA") as of the last day of any fiscal quarter, to be greater than 4.0 to 1.0 or (b) the ratio of Senior Debt (as defined below) to EBITDA, as of the last day of any fiscal quarter from the date hereof through March 31, 2001, to be greater than 3.25 to 1.0 or as of the last day of any fiscal quarter thereafter, to be greater than 3.0 to 1.0, such calculations to be based on an annual rolling basis of four fiscal quarters.

"Funded Debt" means debt for money borrowed which is bearing interest. "Senior Debt" means Funded Debt which is not
Subordinated Debt. For the purposes of calculating this covenant, upon the consummation of a permitted acquisition, up to 12 month historical EBITDA of the acquired entity shall be included in the calculation of the ratio, subject to the Banks' review and approval, in their discretion, of such acquired entity's financial information provided, however, such historical EBITDA shall only be included in the calculation of Funded Debt if the applicable acquired entity=s EBITDA is not included in the Consolidated EBITDA of the Company for the applicable month.

          6.18 Current Ratio. Permit at any time, in the case of the Company on a Consolidated basis, the ratio of Current Assets to Current Liabilities to be less than 2.0 to 1.0.

                      ARTICLE VII.  Default

          7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default
(individually, "Event of Default," or, collectively, "Events of Default"):

               (a)    Nonpayment.   Nonpayment  after  the   same
becomes due whether by acceleration or otherwise of principal of or interest on the Notes or of any fee or premium provided for hereunder.

               (b)    Negative   Covenants.    Default   in   the
observance of any of the covenants or agreements of the Borrower or the Company contained in Article VI.

               (c) Other Covenants. Default in the observance of any of the covenants or agreements of the Borrower or the Company contained in this Agreement, other than those specified in Article VI or Section 5.1 hereof, which is not remedied within twenty (20) days after notice thereof by the Administrative Agent to the Borrower and the Company.

               (d)   Voluntary  Insolvency Proceedings.   If  the
Company or any Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for the
Company  or  any  Subsidiary  or any  of  the  Company's  or  any
Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, the Company or any Subsidiary.

               (e) Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for the Company or any Subsidiary or any of the Company's or any Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; or the filing against the Company or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against the Company or any Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Company or any Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.

               (f) Representations. If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein and in the Collateral Documents) or as an inducement to the Banks to enter into this Agreement or any other lending agreement with the Borrower, the Company or its other Subsidiaries shall prove to have been false in any material respect at the time as of which the facts therein set forth were represented, or to have omitted any substantial contingent or unliquidated liability or claim against the Company or any Subsidiary required to be stated therein, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Company or the Borrower to all of the Banks at or prior to the time of such execution.

               (g) Other Indebtedness and Agreements. Nonpayment by the Borrower, the Company or any other Subsidiary of any Indebtedness (other than as evidenced by the Notes) owing by the Borrower, the Company or any other Subsidiary when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement and the Collateral Documents) evidencing or securing or relating to any Indebtedness owing by the Borrower, the Company or any other Subsidiary when required to be performed if the effect of such failure is to accelerate or to permit the holder to accelerate the maturity of such Indebtedness.

               (h) Judgments. If any judgment or judgments in excess of $500,000.00 (other than any judgment for which it is fully insured) against the Borrower, the Company or any other Subsidiary remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.

               (i)  Pension Default.

                    i.    The  Company or any of its Subsidiaries
(or any officer or director thereof) shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,

                    ii. any "accumulated funding deficiency" (as defined in Section 302 of ERISA), shall exist with respect to any Plan,

                    iii. with respect to any Multiemployer Plan, the Company or any Commonly Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom, where in either event the liability of the Company or such Commonly Controlled Entity is in excess of $250,000.00,

                    iv. a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which
Reportable  Event  or  institution  of  proceedings  is,  in  the reasonable opinion of any Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten
(10) days after commencement thereof, as the case may be,

                    v. any Plan shall terminate for purposes of Title IV of ERISA, or

                    vi. any other similar event or condition shall exist which, together with all other events or conditions in clauses i. through vi. above, if any, would subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities under ERISA in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

               (j) Collateral Documents. The occurrence of an event of default or breach of any term, covenant or provision of any Collateral Documents.

               (k) Change of Control. Any Person or related Persons (other than members of the Kenneth Lipke family, their heirs or estates or trusts for the benefit of members of the Kenneth Lipke family) shall own 55% or more of outstanding capital stock of the Company or a sufficient number of the shares of the outstanding capital stock of the Company to elect a majority of the Company's board of directors.

          7.2  Effects of an Event of Default.

               (a) Upon the happening of one or more Events of Default (except a default with respect to the Borrower under either Section 7.1(d) or 7.1(e) hereof), the Administrative Agent, shall upon the written direction of the Majority Banks and by notice to the Borrower declare the principal of the Notes then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement and/or declare the Commitments of the Banks to be canceled. Upon any acceleration of the principal of the Notes, the then outstanding balance shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrower. Upon any cancellation of the Commitments set forth in this Agreement, any obligations the Banks may have to make Advances or to issue Letters of Credit or make Swingloans shall be immediately canceled.

               (b) Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof with respect to the Borrower, the Commitments shall be canceled immediately, automatically and without notice, and the Notes then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to the Borrower.

               (c) Upon the happening of any Event of Default, the Administrative Agent shall then exercise such rights and remedies specified under this Agreement, the Notes and the Collateral Documents or under applicable law which it, but only with the written consent of the Majority Banks, deems appropriate under the circumstances in order to enforce such documents.

               (d) Upon the happening of any Event of Default, the Administrative Agent may, and upon the request of the Majority Banks shall, require the Borrower to provide to the Administrative Agent for the benefit of itself and the Banks cash collateral in an amount equal to face amount of issued and unexpired Letters of Credit available for drawings.

               (e) Upon the happening of any Event of Default, the principal balances of any Swingloans shall be repaid to Administrative Agent for the account of Chase by the making of an Advance by the Banks in an amount equal to the unpaid principal balances of the Swingloans, except in the case of the occurrence of an Event of Default under subsection 7.1(d) or 7.1(e) after which each of the Banks other than Chase shall purchase a participating interest in the unpaid principal balances of the Swingloans equal to its Percentage.

     ARTICLE VIII.  Relationship  of Chase and the Administrative
                    Agent and the Banks

          8.1 Appointment and Authorization. Each Bank hereby appoints The Chase Manhattan Bank as the Administrative Agent to act as Administrative Agent in connection with the administration of the Credit and the Collateral Documents and for such purpose, subject to specific restrictions herein including Sections 7.2 and 8.3, irrevocably authorizes the Administrative Agent to take such action and to exercise such rights, powers and discretions as are specifically delegated to the Administrative Agent in this Agreement and the Collateral Documents, together with all rights, powers and discretions as are reasonably incidental thereto, including, without limitation, the power to execute financing or similar statements or notices and other related documents relating to the transactions contemplated by the Collateral Documents. The Administrative Agent may perform any of its functions and duties under this Agreement or the Collateral
Documents for the benefit of all the Banks by or through any agents or any of its directors, officers or employees. In performing any of its functions and duties under this Agreement or the Collateral Documents, the Administrative Agent shall not be deemed to be acting as a trustee for, or partner of, any Bank or to have assumed any relationship of agency, trust or
partnership  with  or  for the Borrower.   In  administering  the
Letters of Credit, Chase will use the same degree of care and skill as it exercises in the administration of letters of credit in which no participations are sold, but it shall not be under any liability to any Bank except for its own gross negligence or willful misconduct and except as stated in Section 2.2(d). Chase agrees that it will honor each drawing under a Letter of Credit in strict compliance with the requirements of the Letter of Credit under which it is drawn.

          8.2 No Other Duties. Neither Chase nor the Administrative Agent shall have any duties or obligations other than those expressly provided for in this Agreement and the
Collateral Documents, and neither Chase, the Administrative Agent, nor any of their directors, officers, employees or agents, shall be liable for any action taken or omitted to be taken in connection with this Agreement, the Collateral Documents, and other documents related thereto, the negotiation, preparation or execution thereof, or in connection with the syndication, implementation or administration of the Credit, the Collateral Documents, unless directly resulting from Chase's, the Administrative Agent's, or such directors', officers', employees' or agents' gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall be responsible to all the Banks for the filing and refiling of financing statements to perfect and to continue the perfection of the Security Interests; the Administrative Agent shall not, by reason of this Agreement or the Collateral Documents, have a fiduciary relationship in respect of any Bank; and nothing in this Agreement or the Collateral Documents, expressed or implied, is intended or shall be construed to impose upon Chase or the Administrative Agent any obligations in respect of this Agreement or any document in connection herewith or the Collateral Documents except as expressly set forth herein in such documents and this Agreement.

          8.3 Copies and Notice of Event of Default or Default. The Administrative Agent shall (i) promptly forward to each Bank a copy of any notice or document received by the Administrative Agent from the Borrower pursuant to this Agreement; (ii) promptly notify each Bank of the occurrence of any Event of Default or Default of which the Administrative Agent has actual knowledge; and (iii) consult with and secure the written consent of the Majority Banks with respect to the enforcement of this Agreement, the Notes and the Collateral Documents.

          8.4   Certain  Rights  of Chase and the  Administrative
Agent.

               (a) If Chase or the Administrative Agent shall request instructions from the Majority Banks with respect to any act or action (including failure to act) in connection with this Agreement, the Collateral Documents or any other document related thereto, Chase and the Administrative Agent shall be entitled to take such action (unless specifically prohibited by the terms of this Agreement) without such instructions from the Majority Banks or to refrain from such act or taking such action unless and until it shall have received instructions from the Majority Banks; and neither Chase nor the Administrative Agent shall incur liability to any Person by reason of so taking or refraining. Chase and the Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under this Agreement, the Collateral Documents, or any document related thereto (i) if such action would, in its opinion, be contrary to law or the terms of this Agreement, the Collateral Documents, or any document related thereto, (ii) if it shall not receive such advice or concurrence of the Majority Banks as it deems appropriate in accordance with the terms hereof, or (iii) if it shall not first be indemnified to its reasonable satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder, under the Collateral Documents, or under any document related thereto, in accordance with the instructions of the Majority Banks.

               (b) Chase and the Administrative Agent may, without liability to the Borrower or any Bank, (i) rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telephone notice, telex or teletype message, statement, order or other document or conversation believed by Chase or the Administrative Agent to be genuine and correct and to have been signed, sent or made by the Person or Persons by whom it purports to have been communicated or signed and (ii) employ in Administrative Agent's sole discretion through its counsel or otherwise, and rely on the advice and opinions received by them from any professional adviser, including, without limitation, legal counsel, independent accountants or other experts, whether or not such professional adviser was selected by the Administrative Agent, and the Borrower and each Bank hereby waives any claim or action it may have against the Administrative Agent or Chase arising out of or resulting from such employment or reliance, except in the case of Chase's or the Administrative Agent's gross negligence or willful misconduct.

               (c) All moneys realized by the Administrative Agent from any payment or other recovery from the Borrower, the Company or any Subsidiary from any of the Collateral Documents or otherwise shall be applied by the Administrative Agent against the following in following priority: first, to costs and expenses of Chase, the Administrative Agent or any Bank which are reimbursable by the Borrower or otherwise pursuant to this Agreement and the Notes second, to interest on the Notes and fees payable to the Banks and the Administrative Agent pursuant to this Agreement; third, to the unpaid principal balances of the Notes and the outstanding unreimbursed face amounts of any Letters of Credit; and fourth, to fund any Letter of Credit cash collateral accounts, and fifth, any remaining moneys shall be paid over to such other Person as is entitled thereto.

               (d) If a Bank shall, at any time, fail to make any payment to Administrative Agent that is required hereunder, Administrative Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Bank hereunder and apply such payments to such defaulting Bank=s defaulted obligations hereunder, at such time, and in such order, as Administrative Agent may elect in its sole discretion. With respect to the payment of any funds from Administrative Agent to a Bank or from a Bank to Administrative Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, upon demand by the other party, pay such amount together with interest on such amount at the Federal Fund Rate. The failure of any Bank to fund its portion of any Advance shall not relieve any other Bank of its obligation, if any, to fund its portion of the Advance on the date of borrowing, but no Bank shall be responsible for the failure of any other Bank to make any Advance to be made by such Bank on the date of any borrowing. Solely for purposes of voting or consenting to matters with respect to this Agreement or any of the Collateral Documents, collateral or any Indebtedness hereunder, and for determining a defaulting Bank=s Percentage of payments and proceeds of collateral, a defaulting Bank shall not be deemed to be a ABank@ and such Bank=s Percentage shall be deemed to be zero percent (0%) until such default has been cured.

          8.5   Waiver of Liability of Administrative Agent.  The
Administrative Agent shall not have any liability or, as the case may be, any duty or obligation:

               (a) To the Borrower or the Company on account of any failure of any Bank other than the Administrative Agent to perform, or the delay of any Bank other than the Administrative Agent in the performance of, any of its respective obligations under this Agreement, the Collateral Documents or any of the other documents in connection herewith;

               (b) To any Bank on account of any failure or delay in performance by either the Borrower, the Company or any Subsidiary of any of its obligations under this Agreement, the Collateral Documents or any of the other documents in connection herewith unless such failure or delay is a result of the Administrative Agent's gross negligence or willful misconduct;

               (c) To any Bank for (i) the accuracy of any written or oral statements furnished or made by the Borrower, the Company or by any Person (including the Administrative Agent) on behalf of the Borrower or the Company in connection with the Credit, (ii) the accuracy of any representation, warranty or statement made by the Borrower in or pursuant to this Agreement, the Collateral Documents or any of the other documents in connection herewith, or (iii) the legality, validity, effectiveness, enforceability or sufficiency of this Agreement, the Collateral Documents, any other document in connection herewith, or any other document referred to herein;

               (d) To any Bank to provide either initially or on a continuing basis (except as expressly required by Section 8.3 and 8.7 hereof) any information with respect to the Borrower or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of the Borrower, the Company or any of its Subsidiaries;

               (e) To any Bank to investigate whether or not any Default or Event of Default has occurred (and the Administrative Agent may assume that, until Administrative Agent shall have actual knowledge or shall have received notice from any Bank, the Company or the Borrower to the contrary, no such Default or Event of Default has occurred);

               (f)   To any Bank to account for any sum or profit
or  any  property  of  any kind received by Administrative  Agent arising out of any present or future banking or other relationship with the Borrower or with any other Person except the relationship established pursuant to this Agreement or the Guaranties;

               (g) To any Bank to disclose to any Person any information relating to the Borrower, the Company or any other Subsidiary received by Administrative Agent if, in Administrative Agent's determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against Administrative Agent by the Borrower or any other Person;

               (h) Other than as expressly required by this Agreement or as expressly agreed to by the Banks, to take any action or refrain from taking any action; and

               (i) To commence any legal action or proceeding arising out of or in connection with this Agreement or the Guaranties until Administrative Agent shall have been indemnified by the Borrower or by the Banks according to their Percentages to Administrative Agent's satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys' fees and expenses) in respect of such legal action or proceeding.


          8.6  Enforcement; Payments to Administrative Agent.

               (a) Administrative Agent shall have the sole right to enforce for itself and for the Banks and Chase the obligations of the Borrower to Administrative Agent and/or Chase and/or the Banks under this Agreement and the Collateral Documents.

               (b)   Agent shall, in accordance with Section 2.13
hereof, remit to each Bank its Percentage of all amounts actually
paid,   collected,  or  otherwise  realized,  including,  without
limitation, upon realization of any collateral.

               (c) Prior to any remittance thereof to Banks, any sums owed to any Bank hereunder shall be held in trust on behalf of such Bank; provided, however, no fiduciary relationship shall thereby be created between Administrative Agent and Bank, and Administrative Agent=s sole duties and responsibilities to the Banks with respect to such sums or otherwise shall be as set forth in this Agreement.


          8.7 Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that the Administrative Agent has not made any representations or warranties to such Bank and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the
Administrative  Agent to any Bank.  Each Bank represents  to  the
Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and the Company, and made its own decision to enter into this Agreement, and each Bank hereby releases the Administrative Agent from any and all liability to such Bank in connection with the Administrative Agent's investigation and appraisal of the Borrower's or the Company's financial affairs, financial condition, and creditworthiness. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or the Collateral Documents and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and the Company. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower and the Company of this Agreement, the Collateral Document or any other document referred to or provided for herein or to inspect the properties or books of the Borrower, the Company or any of its other Subsidiaries. Except for notices, reports, and other documents and information expressly required to be furnished to each of the Banks by the Administrative Agent under this Agreement or the Collateral Documents, the Administrative Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower, the Company or any of its other Subsidiaries which may come into the possession of the Administrative Agent.

          8.8 Indemnification. Each Bank agrees to indemnify Chase, in its capacity as issuer of Letters of Credit as the provider of the Swingloans and as the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Company), as well as its directors, officers, employees or agents, ratably according to its respective Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, those expenses specified in Article IX hereof which may at any time (including, without limitation, at any time following the payment of the Revolving Note) be imposed on, incurred by or asserted against Chase or the Administrative Agent, its directors, officers, employees or agents, in any way relating to or arising out of this Agreement or the Collateral Documents or any action taken or omitted by the Administrative Agent, its directors, officers, employees or agents, under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they result from the Administrative Agent's or Chase's gross negligence or willful misconduct. The agreements in this
Section 8.8 shall survive the payment of the Notes, the expiration or other termination of the Letters of Credit and the termination of this Agreement and the Collateral Documents.

          8.9 Administrative Agent in Its Individual Capacity. The Administrative Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Company and any of its other Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder.

          8.10 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to all the Banks, the Borrower, and the Company. Upon any such resignation, Fleet National Bank shall have the right to become the successor Administrative Agent. If, however, within ten (10) days upon receiving notice of the Administrative Agent's resignation, Fleet National Bank does not accept the position as successor Administrative Agent by giving written notice thereof to all the Banks, the Borrower, and the Company, then the Majority Banks shall have the right to appoint a successor Administrative Agent other than Fleet National Bank. If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of all the Banks, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations thereafter under this Agreement. Administrative Agent shall continue to perform its duties hereunder until a successor Administrative Agent shall have been appointed and accepts such appointment in writing. After any retiring Administrative Agent's resignation, the provisions of this Article VIII, including, without limitation, the indemnity provisions of Section 8.8 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          8.11 Reclaimed Payments; Other Actions. In the event that Administrative Agent, Chase as the Letter of Credit issuer or Swingloan provider, or any Bank shall be sued or threatened by suit by the Borrower, Company, any Subsidiary Guarantor or any surety for, or pledgor of, property which secures repayment of all  or  any  portion  of  the Advances,  Letters  of  Credit  or
Swingloans or the performance of any of the Borrower=s obligations under the Advances, or their successors or assigns (collectively, an AObligor@), or by a receiver or trustee for any Obligor on account of any alleged preference, fraudulent transfer, or other voidable or void payment or conveyance received or alleged to have been received from any Obligor as a result of any transaction with respect to the Advances, the Letters of Credit, the Swingloans or the Collateral Documents, any monies or other properties required to be paid or transferred in connection with such suit shall be paid or transferred by Banks in proportion to the amounts received by each with respect to such alleged preference, fraudulent conveyance, or voidable or void payment or conveyance and each shall bear any expenses, costs and attorneys= fees paid or incurred in connection therewith in the same proportion. In the event any suit, claim, action or demand of any other kind shall be asserted against Administrative Agent, Chase, as the Letter of Credit issuer or Swingloan provider, or any Bank in connection with or with respect to the Advance, the Letters of Credit, Swingloans or the Collateral Documents, then, in such event, Administrative Agent, Chase and the Banks shall seek the advice of and consult with another from time to time concerning such suit, claim, action or demand, and any monies paid in satisfaction or compromise thereof, and any expenses, costs and attorneys= fees paid or incurred in connection therewith, shall be shared by the Banks in proportion to the Banks= Percentage. The obligations of the Banks under this Section shall survive the termination of this Agreement, and shall continue in full force and effect whether or not there shall be any amounts remaining outstanding with respect to the Advances or the Letters of Credit or Swingloans and whether or not Bank=s respective Percentage in the Advances, the Letters of Credit or Swingloan is in an amount less than the amount of any obligation arising out of the provisions of this Section.

          8.12  Benefit of Article VIII.  The provisions of  this
Article VIII are intended solely for the benefit of Chase, the Administrative Agent and all the Banks and may be modified by mutual agreement of Chase, the Administrative Agent and all of the Banks. The Borrower, the Company and its other Subsidiaries shall not be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Administrative Agent or any Bank.

        ARTICLE IX.   Indemnification - Costs and Expenses

          9.1 Indemnification. The Borrower and the Company agree to indemnify, defend, and hold harmless Chase, the
Administrative Agent and each of the Banks from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Chase, the Administrative Agent, any of the Banks or any other Person as a result of the presence of, Release of or threatened Release of Hazardous Substances on, in, under or near the property owned or operated by the Company or any Subsidiary. The liability of the Borrower and the Company under the covenants of this Section and Article II are not limited by any exculpatory provisions in this Agreement or any other documents securing the Credit and shall survive repayment of the Notes, expiration or other termination of the Letters of Credit or any transfer or termination of this Agreement regardless of the means of such transfer or termination.

          9.2 Expenses. The Borrower shall reimburse the Administrative Agent and each of the Banks promptly for all of their respective reasonable counsel fees incurred in connection with this Agreement and with any indebtedness subject hereto and for any taxes, filing fees, recording fees and appraisal fees which the Administrative Agent may be required to pay in connection with the execution and delivery of this Agreement, the Notes and the Collateral Documents. The Borrower shall further reimburse the Administrative Agent and each of the Banks promptly for any reasonable expenses, including counsel fees and out-of-pocket expenses, incident to the monitoring, examination and administration of the collateral subject to the Security
Agreements during the term of this Agreement and to the enforcement of any provision of this Agreement, the Revolving Note, the Collateral Documents or any other document executed in connection with this Agreement. Without limiting the Borrower's obligation to reimburse the Administrative Agent and each of the Banks pursuant to this Section 9.2, the Borrower hereby irrevocably authorizes the Banks to make Advances to the Borrower and to use the proceeds thereof to pay any amount owed by the Borrower under this Section 9.2 upon the failure of the Borrower to make such payment, and the Administrative Agent agrees to notify the Borrower of the making of such Advances. Any such Advances shall be made in the minimum amount necessary.

                   ARTICLE X.    Miscellaneous

          10.1 Amendments and Waivers. No modification, rescission, waiver, release or amendment of any provision of this Agreement or any Security Documents shall be made except by a written agreement subscribed by duly authorized officers of the Borrower, the Company and the Administrative Agent with the consent of the Majority Banks; provided, however, unless consented to by each Bank, no such amendment, modification or waiver shall be made:

                (a) which would modify any requirement that any particular action to be taken hereunder by or on behalf of the Banks shall be taken by all Banks or by the Majority Banks so as to reduce the number of Banks required to take such action;

                (b) which would amend this Section or which would
increase any Bank's Commitment or Percentage, reduce the Facility
Fee,   extend  the  Termination  Date  or  release  any  of   the
Guaranties;

                (c) which would extend the due date for, or reduce the amount of, any payment or prepayment of principal of or interest on any Revolving Note (or reduce the principal amount of or rate of interest on any Revolving Note);

                (d) which  would release any material portion  of
                    the Collateral described
in the Security Agreements; or

                (e) which  would  increase the  total  Commitment
                    above the Maximum
Revolving Credit Commitment.

          In addition, no modification shall be made which would adversely affect the interests, rights or obligations of the Administrative Agent unless consented to by the Administrative
Agent.

          10.2 Delays and Omissions. No course of dealing and no delay or omission by the Administrative Agent or any of the Banks in exercising any right or remedy hereunder or with respect to any indebtedness of the Borrower to any of the Banks shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Administrative Agent and the Banks hereunder are cumulative.

          10.3 Participations and Assignments. The Borrower shall not assign or otherwise transfer any of the rights of the Borrower pursuant to this Agreement without the prior written consent of all the Banks, and any such assignment or other transfer without such prior written consent shall be void. No consent by any Bank to any such assignment or other transfer shall release the Borrower from any indebtedness, liability or obligation of the Borrower pursuant to this Agreement. No Bank shall assign or otherwise transfer, or grant any participation in, any indebtedness, liability or obligation of the Borrower to such Bank pursuant to this Agreement or any of the rights and remedies of such Bank pursuant to this Agreement without the prior written consent of the Borrower and the Administrative Agent which consent shall not be unreasonably withheld, except
(i) any Bank may assign or otherwise transfer, or grant participations in, any indebtedness, liability or obligation of the Borrower to any other Bank or to any Affiliate of such Bank, and (ii) any Bank may execute an assignment in favor of a Replacement Bank as contemplated by Section 2.15 hereof. Notwithstanding any of the foregoing, any Bank without the consent of the Borrower or Administrative Agent, (i) may grant a participation in any indebtedness, liability or obligation of the Borrower to such Bank, including without limitation, any Advances, Letters of Credit and Swingloans provided (a) such participation is in a minimum amount of $5,000,000 and (b) such Bank shall remain solely responsible for its performance under this Agreement, such Bank shall remain the holder of the Note made payable to it for all purposes under this Agreement and the Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank=s rights and obligations under this Agreement and the Collateral Documents; and (ii) may assign all or a portion of its rights and obligations under this Agreement, including without limitation, rights and obligations with respect to any Advances, Letters of Credit and Swingloans provided (a) an Event of Default has occurred and is continuing, (b) such assignment is in a minimum amount of $5,000,000, and (c) if such Bank does not fully assign all of its rights and obligations, such Bank shall retain at least $10,000,000 of obligations under the Agreement.

          10.4   Successors and Assigns.  The Borrower,  Company,
Subsidiary,  Administrative Agent, Chase and Bank as  such  terms
are   used   herein  shall  include  the  legal  representatives,
successors and assigns of those parties.

          10.5 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, unless otherwise expressly provided herein, and shall be deemed to have been given or made when delivered by hand or by Facsimile (with a copy by regular mail), three (3) Business Days after being delivered to a courier for overnight delivery or five
(5) Business Days after being deposited in the first class United States mail, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

     To the Borrower:         Gibraltar Steel Corporation
                                of New York
                              3556 Lakeshore Road
                              Buffalo, New York  14219
                              Attn: John E. Flint
                              Facsimile No. (716) 826-1589
                              Telephone No. (716) 826-6500


     To the Company:          Gibraltar Steel Corporation
                              3556 Lakeshore Road
                              Buffalo, New York  14219
                              Attn: John E. Flint
                              Facsimile No. (716) 826-1589
                              Telephone No. (716) 826-6500
     To Chase or the
     Administrative Agent:    The Chase Manhattan Bank
                              2300 Main Place Tower
                              Buffalo, New York 14202
                              Attn:  Robert J. McArdle
                              Facsimile No.(716) 843-4939
                              Telephone No.(716) 858-1418

     To any Bank:             The address listed on Schedule 1 of
                              this Agreement.

          10.6 Governing Law. This Agreement, the transactions described herein and the obligations of the parties hereto shall be construed under, and governed by, the laws of the State of New York, without regard to its conflict of laws rules which would make the laws of another jurisdiction applicable.

          10.7 Counterparts. This Agreement may be executed in any number of counterparts and by the Administrative Agent, the Banks, the Borrower and the Company on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

          10.8 Titles. Titles to the sections of this Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of this Agreement or any part thereof.

          10.9 Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.
          10.10 JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WHICH IT MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

          10.11 CONSENT TO JURISDICTION. THE BORROWER, THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF NEW YORK, AND THE BORROWER, THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS WAIVE PERSONAL SERVICE OF PROCESS AND AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER OR THE ADMINISTRATIVE AGENT, AS APPROPRIATE, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.






              [This Space Intentionally Left Blank]
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all on the 29th day September, 2000.


                         BORROWER:

                         GIBRALTAR STEEL CORPORATION OF NEW YORK

                         By: /s/ John E. Flint
                              John E. Flint
                              Vice President


                         COMPANY:

                         GIBRALTAR STEEL CORPORATION

                         By: /s/ John E. Flint
                              John E. Flint
                              Vice President


                         ADMINISTRATIVE AGENT:

                         THE CHASE MANHATTAN BANK,
                         as Administrative Agent

                         By: /s/ Robert J. McArdle
                              Robert J. McArdle
                              Vice President


                         BANKS:


                         THE CHASE MANHATTAN BANK

                         By: /s/ Robert J. McArdle
                         Name: Robert J. McArdle
                         Title: Vice President

FLEET NATIONAL BANK

By: /s/ John C. Wright
Name: John C. Wright
Title: Vice President


MELLON BANK, N.A.

By: /s/ Edward J. Kloecker
Name: Edward J. Kloecker
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ Mark F. Wachowiak
Name: Mark F. Wachowiak
Title: Assistant Vice President


HSBC BANK USA

By: /s/ William H. Graser
Name: William H. Graser
Title: Vice President


PNC BANK, N.A.

By: /s/ David B. Gookin
Name: David B. Gookin
Title: Vice President


MANUFACTURERS AND TRADERS TRUST COMPANY

By: /s/ Wayne N. Keller
Name: Wayne N. Keller
Title: Vice President


NATIONAL CITY BANK OF PENNSYLVANIA

By: /s/ William A. Feldmann
Name: William A. Feldmann
Title: Vice President


FIFTH THIRD BANK, NORTHEASTERN OHIO

By: /s/ James P. Byrnes
Name: James P. Byrnes
Title: Vice President



FIRSTAR BANK, N.A.

By: /s/ David J. Dannemiller
Name: David J. Dannemiller
Title: Vice President


SUNTRUST BANK

By: /s/ W. David Wisdom
Name: W. David Wisdom
Title: Vice President


COMERICA BANK

By: /s/ Joel S. Gordon
Name: Joel S. Gordon
Title: Account Officer




                            EXHIBIT A

           COMPLIANCE CERTIFICATE - FINANCIAL COVENANTS

          GIBRALTAR STEEL CORPORATION OF NEW YORK ("Borrower") and GIBRALTAR STEEL CORPORATION ("Company") hereby certify to THE CHASE MANHATTAN BANK, as administrative agent ("Administrative Agent") for the Banks (as such term is defined in the Third
Amended and Restated Credit Agreement among the Borrower, the Company, the Administrative Agent and the Banks dated as of September 29, 2000 ("Agreement")) and to each of the Banks that:

          1. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

          2. The applicable date for all calculations made in this Compliance Certificate is __________________. ("Measurement
Date").

          3. The computations, ratios and calculations set forth below, all of which are calculated as of the Measurement
Date, are true and correct:

          (a)   Quarterly Test:

                (i) Consolidated Net Worth
                    as of end of any
                    fiscal quarter           $

                    (ii) Cumulative Net Income
                    (from June 30, 1997) times
                    50% plus $120,000,000  = $

                    (iii)  (i) minus (ii)  =     $



          (b)       (i)  Funded Debt              $

                    (ii)      Earnings before
                    Interest and Taxes plus
                    depreciation and
                    amortization =           $

                    (iii)     Ratio of (i) to (ii) =           to 1

          (c)       (i)  Consolidated Earnings
                         Before Taxes and Interest
                         plus depreciation
                         for the four fiscal
                         quarters ended ______ =  $
                   (ii)  Interest payable
                         on Consolidated
                         Total Liabilities
                         for same period =        $

                  (iii)  Ratio of (i) to (ii) =         to 1


          (d)       (i)  Current Assets        =  $

                    (ii)      Current Liabilities   =  $

                    (iii)       Ratio   of   (i)   to   (ii)    =
                    to 1


          (e)  Leverage Test I

                (i)      Indebtedness of the
                         Company on a
                         Consolidated basis     =  $

                (ii)     Consolidated Earnings
                         Before Taxes, Interest,
                         Depreciation and
                         Amortization           =  $

                 (iii)   Capital Expenditures
                         not funded with proceeds
                         of the Revolving Credit
                         as listed on a Schedule
                         attached hereto
                    (excluding Capital
                    Expenditures made in
                    connection with
                    permitted acquisitions)=  $

                (iv)     (ii) less (iii)        =  $

                (v)      Ratio of (i) to (iv)       =       to


          WITNESS the signature of a duly  authorized officer  of
          the Borrower and the Company on         .

                         Borrower:

                         GIBRALTAR STEEL CORPORATION OF NEW YORK


                         By: ___________________________
                         Name: _________________________
                         Title: ________________________

                         Company:

                         GIBRALTAR STEEL CORPORATION


                         By: ___________________________
                         Name: _________________________
                         Title: ________________________



                            EXHIBIT B

                 COMPLIANCE CERTIFICATE - GENERAL

         GIBRALTAR STEEL CORPORATION OF NEW YORK ("Borrower") and GIBRALTAR STEEL CORPORATION ("Company") hereby certify to THE CHASE MANHATTAN BANK as agent ("Administrative Agent") for the Banks (as such term is defined in the Third Amended and Restated Credit Agreement among the Borrower, the Company, the Administrative Agent and the Banks dated as of September 29, 2000 ("Agreement")), and to each of the Banks that:

          1. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

          2. The Borrower and the Company have complied with all the terms, covenants and conditions to be performed or observed by them contained in the Agreement and the Guaranties to which they are a party.

          3. There exists no Default nor Event of Default on the date hereof or, if applicable, after giving effect to the Letter of Credit issued or the Advances made on the date hereof.

          4. The representations and warranties contained in the Agreement or in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

     WITNESS  the signature of a duly authorized officer  of  the
     Borrower and the Company on         .

                         BORROWER:

                         GIBRALTAR STEEL CORPORATION OF NEW YORK

                         By:
                         Name:
                         Title:

                         COMPANY:

                         GIBRALTAR STEEL CORPORATION

                         By:
                         Name:
                         Title:
                            EXHIBIT C

                           REPLACEMENT
                          REVOLVING NOTE

$                                                 Buffalo, New York
                                                  _________________



          FOR VALUE RECEIVED, the undersigned, GIBRALTAR STEEL CORPORATION OF NEW YORK ("Borrower"), hereby unconditionally promises to pay on the Termination Date (as defined in the Credit Agreement hereinafter referred to) to the order of
, the principal sum equal to the lesser of (a) or (b) the aggregate unpaid principal amount of all Advances [and Swingloans made by The Chase Manhattan Bank ("Bank")] to the Borrower pursuant to the Third Amended and Restated Credit Agreement, dated as of September __, 2000, among the Borrower, Gibraltar Steel Corporation, The Chase Manhattan Bank as Administrative Agent ("Administrative Agent") and the various financial institutions named as Banks therein (including the
Bank), as the same may from time to time be amended, supplemented or otherwise modified ("Credit Agreement"), together with interest at the rate and on the terms as specified herein. All capitalized terms used in this Revolving Note and not otherwise defined shall have the meanings set forth in the Credit Agreement.

          This Revolving Note shall bear interest at the rates and on the dates determined in accordance with Section 2.4 of the Credit Agreement.

          Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds at Administrative Agent's Office.

          Each entry on the Schedule attached hereto (and any continuation thereof) shall be prima facie evidence of the facts so set forth. No failure by the Bank to make, and no error by the Bank in making, any inscription on the Schedule shall affect the Borrower's obligation to repay the full principal amount of the Advances and the Swingloans made by the Bank to the Borrower or the Borrower's obligation to pay interest thereon at the agreed upon rate. The Bank is authorized to inscribe the date of the making of each Advance or Swingloan or conversion of any portion of this Note to a LIBOR Loan, the date of the continuation of any Base Rate Loan, the amount of each Advance or Swingloan, its character as a Base Rate Loan or a LIBOR Loan, the dates on which each LIBOR Period shall begin and end, each payment of principal and the aggregate unpaid balance of this Note, on the schedule annexed hereto and constituting a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof.

          No failure by the Bank to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent or the Bank of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank, or of the Administrative Agent for the benefit of the Bank, as herein specified are cumulative and not exclusive of any other rights or remedies, including those set forth in the Credit Agreement and the Guaranties.

          Upon the happening of one or more Events of Default as described in Section 7.1 of the Credit Agreement, this Revolving
Note may be accelerated in accordance with Section 7.2 of the Credit Agreement.

          The Borrower hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Revolving Note.

          This Revolving Note is one of the Revolving Note referred to in the Credit Agreement, to which reference is hereby made with respect to prepayment and rights of acceleration of the principal hereof on the occurrence of certain events.

          This Revolving Note shall be construed under, and governed by, the laws of the State of New York, without regard to its conflict of laws rules which would make the laws of another jurisdiction applicable.


                         GIBRALTAR STEEL CORPORATION OF NEW YORK


    [Seal]                                                                 By:
                         Name:
                         Title:







                             SCHEDULE

                             ADVANCES


                     BASIS OF
                     INTEREST
                       RATE
                      (BASE               AMOUNT OF
  DATE     AMOUNT    RATE OR     LIBOR    PRINCIPAL  AGGREGATE   NOTATION
ADVANCE      OF       LIBOR      PERIOD    PAID OR     UNPAID     MADE BY
  MADE    ADVANCE     RATE)      DATES     PREPAID   PRINCIPAL   AND DATE












                  SCHEDULE FOR CHASE NOTE ONLY
                           SWINGLOANS


  DATE ADVANCE           AMOUNT                           NOTATION
      MADE                 OF            INTEREST          MADE BY
                       SWINGLOAN           RATE           AND DATE


















































                              SCHEDULE 1

                                BANKS

                                   Name; Notice Address and
Percentage          Commitment               LIBOR Lending Office


16.12904 %          $50,000,000.00      THE CHASE MANHATTAN BANK
                                   2300 Main Place Tower
                                   Buffalo, New York 14202
                                   Telephone No. (716) 858-1418
                                   Facsimile No. (716) 843-4939

14.51613 %          $45,000,000.00      FLEET NATIONAL BANK
                                   10 Fountain Plaza, 9th Fl.
                                   Buffalo, New York 14202
                                   Telephone No. (716) 847-7287
                                   Facsimile No. (716) 847-4491

11.29032 %          $35,000,000.00      MELLON BANK, N.A.
                                   Two Mellon Bank Center
                                   Pittsburgh, Pennsylvania 15259
                                   Telephone No. (412) 234-1098
                                   Facsimile No. (412) 234-9010
                                                         and
                                   1128 State Street
                                   Erie, Pennsylvania  16501
                                   Telephone No. (814) 453-7273
                                   Facsimile No. (814) 453-7275

11.29032%       $35,000,000        KEYBANK NATIONAL ASSOCIATION
                                   50 Fountain Plaza, 5th Floor
                                   Buffalo, New York  14202
                                   Telephone No. (716) 847-2330
                                   Facsimile No. (716) 847-7897

11.29032%      $35,000,000         HSBC BANK USA
                                   One HSBC Center, Lobby Level
                                   Buffalo, New York  14203
                                   Telephone No. (716) 841-2556
                                   Facsimile No. (716) 855-0384

6.45161%       $20,000,000         PNC BANK, N.A.
                                   249 Fifth Avenue
                                   Pittsburgh, PA  15222-2707
                                   Telephone No. (412) 762-4815
                                   Facsimile No. (412) 705-3231

6.45161%       $20,000,000         MANUFACTURERS AND TRADERS
                                   TRUST COMPANY
                                   One Fountain Plaza, 12th Floor
                                   Buffalo, NY  14202
                                   Telephone No. (716) 848-7003
                                   Facsimile No. (716) 848-7318

6.45161%      $20,000,000          NATIONAL CITY BANK OF
                                   PENNSYLVANIA
                                   801 State Street
                                   Erie, PA  16501
                                   Telephone: (814) 871-1249
                                   Facsimile:  (814) 455-5495

4.83871%     $15,000,000           FIFTH THIRD BANK, NORTHEASTERN OHIO
                                   1404 East Ninth Street
                                   Cleveland, OH  44114
                                   Telephone:  (216) 274-5575
                                   Facsimile: (216) 274-5621

4.83871%     $15,000,000           FIRSTAR BANK, N.A.
                                   1350 Euclid Ave., Suite 800
                                   Cleveland, OH  44115
                                   Telephone:  (216) 623-9233
                                   Facsimile:  (216) 623-9208

4.83871%     $15,000,000           SUNTRUST BANK
                                   711 Fifth Avenue, 16th Fl.
                                   New York, NY  10022
                                   Telephone:  (212) 583-2604
                                   Facsimile:  (212) 371-9386

3.22581%      $$10,000,000         COMERICA BANK
                                   One Detroit Center
                                   500 Woodward Ave, MC 3289
                                   Detroit, MI  48226
                                   Telephone:  (313) 222-3647
                                   Facsimile:  (313) 222-3330



                            SCHEDULE 3.1.d


       Subsidiaries Required to Execute and Deliver Guaranties



Gibraltar Steel Corporation of New York           New York

Wm. R. Hubbell Steel Corporation                  Illinois

Carolina Commercial Heat Treating                 Nevada

Gibraltar Strip Steel, Inc.                       Delaware

Integrated Technologies International, Ltd.       Delaware

Cleveland Pickling, Inc.                          Delaware

Southeastern Metals Manufacturing Company, Inc.   Florida

Solar Group, Inc.                                 Delaware

Appleton Supply Company                           Delaware

United Steel Products Company                     Minnesota

Harbor Metal Treating Co.                         Michigan

Harbor Metal Treating of Indiana, Inc.            Michigan

K&W Metal Fabricators, Inc.                       Colorado

Hi-Temp Heat Treating, Inc.                       Delaware

Brazing Concepts Company                          Michigan

Milcor, Inc.                                      Delaware


                            SCHEDULE 4.11

                             Subsidiaries


Gibraltar Steel Corporation of New York               New York

Wm. R. Hubbell Steel Corporation                      Illinois

Carolina Commercial Heat Treating, Inc.                Nevada

Southeastern Metals Manufacturing Company, Inc.        Florida

Gibraltar Strip Steel, Inc.                            Delaware

Integrated Technologies International, Ltd.            Delaware

Cleveland Pickling, Inc.                               Delaware

Solar Group, Inc.                                      Delaware

Appleton Supply Company                                Delaware

United Steel Products Company                          Minnesota

Harbor Metal Treating Co.                              Michigan

Harbor Metal Treating of Indiana, Inc.                 Michigan

K&W Metal Fabricators, Inc.                            Colorado

Hi-Temp Heat Treating Inc.                             Delaware

Brazing Concepts Company                               Michigan

Gibraltar Steel Corporation of Tennessee               Tennessee

GIT Limited                                            New York

GSC Flight Service Corp.                               New York

Gibraltar Construction Products, Inc.                  Delaware

Milcor, Inc.                                           Delaware


                          SCHEDULE 4.15/6.2

                        Permitted Indebtedness


1.   Indebtedness of the Company, the Borrower or any  Subsidiary
     owing  to  third Persons from time to time in  an  aggregate
     principal  amount  not  to  exceed  $3,000,000.00   in   the
     aggregate at any one time.

2. The Borrower may enter into, from time to time, various interest rate swap, cap and other arrangements with one or more of the Banks not to exceed one-half of the outstanding principal amount of Advances at any one time.

3. The Borrower enters into various foreign exchange contracts having a maximum daily delivery risk of $1,000,000.00.


4.   Indebtedness under Section 6.3 of this Agreement.


                            SCHEDULE 4.18


                        Environmental Matters

                                 None




                             SCHEDULE 6.4


                                Liens


          (a) Security Interests which were granted prior to the date hereof and which were disclosed in the financial statements delivered to the Bank;

          (b)    liens   for   taxes,   assessments,   or   other
governmental charges or levies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.5;

          (c) liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which appropriate reserves with respect thereto have been established and maintained by the Company on a consolidated basis in accordance with GAAP;

          (d) liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases, and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (e) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; and

          (f) judgment liens securing amounts not in excess of $250,000.00 in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or with respect to which the appropriate insurance carrier has agreed in writing that there is full coverage by insurance.





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